UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

ANTERO MIDSTREAM CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
No fee required
Fee paid previously with preliminary materials
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

JUNE 6, 2023 8:00 A.M. Mountain Time Antero Principal Executive Offices 1615 Wynkoop Street Denver, CO 80202	NOTICE of 2023 Annual Meeting of Shareholders

The 2023 Annual Meeting of Stockholders of Antero Midstream Corporation (“Antero Midstream”) will be held online on Tuesday, June 6, 2023, at 8:00 A.M. Mountain Time. The Annual Meeting is being held for the purposes listed below:

AGENDA

1.	Elect the three Class I members of Antero Midstream Corporation’s Board of Directors (the “Board”) named in this Proxy Statement to serve until Antero Midstream’s 2026 Annual Meeting of Stockholders,
2.	Ratify the appointment of KPMG LLP as Antero Midstream’s independent registered public accounting firm for the year ending December 31, 2023,
3.	Approve, on an advisory basis, the compensation of Antero Midstream’s named executive officers,
4.	Approve the amendment to Antero’s certificate of incorporation (“Charter”) to reflect new Delaware law provisions regarding officer exculpation (the “Exculpation Amendment”),
5.	Transact other such business as may properly come before the meeting and any adjournment or postponement thereof.
These proposals are described in the accompanying proxy materials.
RECORD DATE
April 17, 2023
By order of the Board of Directors,

Yvette K. Schultz
Chief Compliance Officer, Senior Vice President—Legal, General Counsel and Corporate Secretary

WHO MAY VOTE:

You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on April 17, 2023, the record date for the Annual Meeting. The Board requests your proxy for the Annual Meeting, which will authorize the individuals named in the proxy to represent you and vote your shares at the Annual Meeting or any adjournment or postponement thereof.

HOW TO RECEIVE ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS:

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy solicitation materials electronically, rather than mailing paper copies of these materials to each stockholder. Beginning on April 27, 2023, we will mail to each stockholder a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials, vote, or request paper copies.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2023:

This Notice of Annual Meeting and Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “Form 10-K”) are available on our website free of charge at www.anteromidstream.com in the “SEC Filings” subsection of the “Investors” section.

YOUR VOTE IS IMPORTANT

Your vote is important. We urge you to review the accompanying Proxy Statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

If you are a registered stockholder as of the record date, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:	INTERNET Use the website listed on the Notice of Internet Availability (the “Notice”)	BY TELEPHONE Use the toll-free number listed on the Notice	BY MAIL Sign, date and return your proxy card in the provided pre-addressed envelope	DURING THE ANNUAL MEETING Vote online during the Annual Meeting. See page 10 of the Proxy Statement for instructions on how to attend online

- 2023 Proxy Statement 2

- 2023 Proxy Statement 3

Back to Contents

PROXY STATEMENT

PROXY SUMMARY

This summary highlights information contained in this Proxy Statement. This proxy summary does not contain all of the information you should consider, and you should read this entire Proxy Statement before voting.

Corporate Responsibility

Some highlights of our ESG and corporate responsibility efforts appear below. Please visit https://www.anteromidstream.com/esg for more information and a link to our most recent ESG report.

Human Capital Management

The largest contribution in making Antero Midstream a responsible and sustainable company comes from our talented and experienced employees. We encourage our employees to embrace our values, and work every day to make these values apparent in all that we do.

•	The safety and security of our people and the integrity of our operations are our top priorities. Our health and safety compliance program seeks to protect our workforce and the communities in which we operate by setting a goal of zero incidents, zero harm, zero compromise. We have well-developed and thoughtful processes for identifying and mitigating safety risks:

–	Identification – behavior-based safety programs, job safety analysis, emergency response drills and contractor vetting through a reputable third-party vendor

–	Mitigation – contractor safety improvement plans, root cause analyses, risk ranking and mitigation reviews, pre-job safety startup reviews, and a library of over 30 individual training courses

•	Our success as a company is not measured only by our financial results but also by how we treat our employees. We seek to help our people enjoy healthier lives, achieve educational goals, and pursue economic opportunities for themselves and their families by offering competitive compensation and benefits, including:

–	Healthcare coverage – medical and prescription, dental and vision

–	Financial assistance – health savings accounts, student loan repayment reimbursement, dependent care flexible spending account coverage and 401(k) plan with matching up to 6%

–	Insurance – basic life, accidental death and disability, short-term disability and long-term disability coverage

–	Lifestyle – employee assistance program, holidays and personal choice days, paid vacation and sick leave, company-paid parental leave, subsidized gym memberships and free parking and public transportation

•	We have continued to operate throughout the COVID-19 pandemic, in some cases subject to federal, state and local regulations, and we have taken and continue to take steps to protect the health and safety of our workers. In response to the COVID-19 pandemic, we have:

–	Implemented protocols that we believe to be in the best interest of our employees, as well as the communities in which we operate, and that comply with government orders, when applicable.

–	During 2022, transitioned from a hybrid working arrangement for non-field level employees, which involved a combination of in-office and remote work-from-home arrangements, to an in-office working arrangement for all non-field level employees.

•	Doing the right thing is essential to our culture. To that end, we conduct an annual, company-wide ethics and compliance training program that covers, among other things, ethical business practices, insider trading, anti-discrimination and anti-harassment.

- 2023 Proxy Statement 4

Back to Contents
•	We respect human rights and promote them in our supply chain by, among other things, adhering to our internal policies, including:

–	Supplier Code of Conduct – promotes the fair and ethical treatment by suppliers, contractors, independent consultants and other parties that Antero Midstream works with through a set of guidelines focusing on equal opportunity, workplace safety, protection of the environment, compensation and protection of proprietary information and requires the protection of human rights and respect for freedom of association

–	Human, Labor and Indigenous Rights Policy –promotes respect of human rights through compliance with applicable national and local laws as well as pertinent trends and norms with respect to compensation, discrimination, health and safety, community and indigenous peoples; prohibits child labor, forced labor and human trafficking; recognizes freedom of association; prohibits workplace harassment, discrimination, and misuse of employer power, in line with applicable laws related to all of these topics; and provides access to a hotline for reporting concerns or grievances

Community Engagement

We are committed to enhancing the communities where we live and work. Recent highlights of our community engagement and investment include:

•	Together with Antero Resources Corporation (“Antero Resources”):

–	Improved community infrastructure in West Virginia and Ohio through nearly $300 million in improved road and infrastructure upgrades since 2014

–	Donated $147,000 in grant funding from the Antero Foundation to nearly 50 regional food pantries across West Virginia and Ohio

•	Through the Antero Foundation, in 2022, Antero Midstream and Antero Resources established an employer matching campaign to assist the Colorado communities affected by the Marshall fires.

•	Through the Antero Foundation, in 2022, Antero Midstream and Antero Resources:

+ $828K	Over $2.5MM
donated to philanthropic and community endeavors, including to food pantries and food banks in West Virginia and Ohio	donated in the last five years

–	Established an employer matching campaign to assist the Colorado communities affected by the Marshall fires

–	Contributed meaningful employment opportunities in the Appalachian Region

–	Donated much-needed funds and equipment to healthcare providers in response to the COVID-19 pandemic

Diversity

We recognize the importance of supporting and promoting diversity in our workplace. Our Diversity and Inclusion Policy promotes diversity and equal opportunity in the hiring process by prohibiting all forms of unlawful discrimination based on age, race, ethnicity, religion, sex, gender identity and other impermissible factors. In addition, we identify qualifications, attributes, and skills that are important to be represented on the Board. We consider individuals of all backgrounds, skills and viewpoints when seeking employees and candidates for Board service.

As set forth in our Diversity and Inclusion Policy and our Nominating & Governance Committee Charter, we view diversity broadly to include diversity of backgrounds, skills and viewpoints as well as traditional diversity concepts such as race, gender, national origin, religion or sexual orientation or identity. Our Diversity and Inclusion Policy and our Nominating and Governance Committee Charter require that each pool of candidates to be considered to fill a vacancy on the Board shall include at least one individual who would be considered diverse based on traditional diversity concepts.

- 2023 Proxy Statement 5

Back to Contents

We also consider the value of diversity in our hiring process. Our outside recruiters are asked to review our Diversity and Inclusion Policy and implement practices that align with it, including providing us with a diverse pool of employee candidates. We monitor employee metrics in areas such as gender, age and ethnicity.

In recent years, we have promoted a number of women to senior management roles, including Chief Compliance Officer, Senior Vice President—Legal, General Counsel, Corporate Secretary, Chief Accounting Officer and Senior Vice President—Accounting, Senior Vice President—Geology and Vice President—Production. In 2022, over one-third of our newly hired employees at Antero Midstream and Antero Resources identified as diverse.

As of December 31, 2022:

24%	2	25%
of our employees are women	out of seven independent directors are women	of our directors and senior vice presidents are women

Governance

Our Board has ultimate oversight over the company’s operational performance and ethical conduct. This includes, in partnership with our executive leadership team, managing our risk mitigation. Highlights of our corporate, environmental and social governance programs include:

•	Director independence and Board composition

–	Seven out of nine directors are independent

–	We have an independent lead director

–	Each Board committee is chaired by an independent director

–	Each Board committee is comprised entirely of independent directors

–	The ages of our directors range from 48 to 72 years old, and the average director tenure is 2.3 years

•	Focus on Environmental and Social Matters

–	We have an ESG Committee of the Board that guides and governs our ESG initiatives

–	We have an ESG Advisory Council, made up of leaders from across the organization, that develops a centralized, systematic approach for identifying, managing and communicating ESG risks and opportunities

–	15% of executive compensation is tied to ESG performance

–	100% of employees completed training for our Human, Labor and Indigenous Rights Policy, our Diversity and Inclusion Policy and our Supplier Code of Conduct

•	Valuing investor feedback and alignment with stockholders

–	We proactively engage with stockholders and other stakeholders, including with respect to ESG programs and performance

–	Our executive compensation program and robust stock ownership guidelines applicable to directors and executives were thoughtfully designed to incentivize the maximization of shareholder value

–	Our corporate policies generally prohibit hedging or pledging company stock

Environment and Safety(1)

We believe safety and environmental stewardship are intrinsically linked. Our goal of Zero incidents, Zero harm, and Zero compromise empowers every employee to make the safest decisions to protect our people and the planet. Our dedicated staff of health, safety, security and environmental (“HSSE”) professionals manage our HSSE programs and are committed to our performance as a safe and sustainable energy company. In addition, stewardship of the environment is a fundamental value in our overall business strategy. Highlights of our 2022 HSSE program include:

(1)	Data retrieved from Antero Midstream’s and Antero Resources’ 2021 ESG Reports or calculated from the 2021 ESG Reports and public disclosures. Antero Resources’ and Antero Midstream’s emission intensity is based on the total GHG emissions reported to the EPA under Subpart W of the Greenhouse Gas Reporting Rule Program. Antero Resources’ and Antero Midstream’s methane leak loss rate performance is derived from average data derived from OneFuture. GHG intensity includes companies’ midstream and/or downstream operations.

- 2023 Proxy Statement 6

Back to Contents

Reduced our workforce total recordable incident rate (TRIR) by approximately 59% from the prior year	87% total produced water reused or recycled	We have one of the lowest methane leak loss rate of 0.031%
Our employees completed 7,268 health and safety training hours

•	ESG disclosures are aligned with the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-Related Financial Disclosures (TCFD)

•	Management regularly reports to the Board ESG Committee on pertinent ESG risks and opportunities, including climate-related topics

•	Ranked #1 gathering and processing MLP in the Wells Fargo Midstream ESG Scorecard

•	Named one of America’s most sustainable companies by Just Capital and ranked as a top company on the Investors Business Daily’s list of Best ESG Companies

•	We announced goals to achieve a 100% reduction in pipeline emissions by 2025 and to achieve Net Zero Scope 1 (direct) and Scope 2 (indirect from the purchase of energy) emissions by 2050 through implementation of emission reduction practices and technologies and the purchase of carbon credits

•	Developed an emissions displacement technology that can be utilized to eliminate GHG emissions from pigging terminals

•	Continue to be an industry leader with one of the lowest rates for both lost time injuries and OSHA recordable injuries, achieving a very low lost time incident rate of 0.000% and recordable incident rate of 0.177% for employees and contractors in 2022

•	An active member of the U.S. EPA Natural Gas STAR program, ONE Future, The Environmental Partnership, and the Colorado State University’s Methane Emissions Technology Evaluation Center. Our participation in these organizations and programs provides us with information and resources as we continue our efforts to reduce GHG emissions.

Enhanced Corporate Governance

In 2019, we significantly enhanced shareholder rights and our corporate governance practices. In March of 2019, equity holders of Antero Midstream Partners LP (“AMLP”) and Antero Midstream GP LP (“AMGP”) approved proposals to combine the two companies and convert the resulting company from a limited partnership into a corporation. The transaction and resulting governance structure was approved by the boards of directors and conflicts committees of both AMLP and AMGP, was recommended by both ISS and Glass Lewis, and was overwhelmingly approved by equity holders of AMLP and AMGP. In connection with the transaction, our shareholders overwhelmingly approved a proposal to convert from a limited partnership to a corporation and adopt a certificate of incorporation that enhanced shareholders’ rights. Approximately 99% of votes cast were in favor of converting from a limited partnership to a corporation and adopting our current certificate of incorporation. While the certificate of incorporation approved by shareholders contains provisions for a classified board of directors and a supermajority vote for certain amendments, at the time ISS recommended shareholders vote for the conversion and adoption of the certificate of incorporation, noting that support for the proposal was warranted in part due to the valuable governance protections and enhanced rights that shareholders would experience.

- 2023 Proxy Statement 7

Back to Contents

Investor Outreach

Antero Midstream and the Board value input from stockholders, and we are committed to maintaining an open dialogue to receive feedback on important items. In 2022, we met with stockholders to discuss, among other things, environmental and social matters.

Executive Compensation Highlights

•	Key 2022 Company performance highlights include:

–	generation of Adjusted EBITDA near the high end of our 2022 guidance range;

–	capital expenditures of $265 million, below the 2022 guidance range of $275 to $300 million;

–	expansion of asset base through two bolt-on acquisitions, increasing compression capacity by over 30% and gathering pipeline mileage by 23%;

–	delivery of asset uptime of over 99% resulting in company record gathering and compression volumes of 2,981 MMcf/d and 2,833 MMcf/d, respectively; and

–	increase of low pressure gathering throughput and compression throughput volume by 3%.

Below is a summary of key components and decisions of our executive compensation program for 2022:

•	Long-term incentive compensation awards are 75% time-based equity awards and 25% performance-based equity awards to our Named Executive Officers in April 2022, as compared to 100% time based in recent years. All long-term incentive awards vest over several years to reward sustained Company performance over time.

•	Executive compensation is in part tied to a qualitative assessment of ESG performance by the Compensation Committee. Key ESG performance highlights include:

–	recognized as the #1 gathering and processing MLP in Wells Fargo’s Midstream ESG Scorecard;

–	named one of America’s Most Sustainable Companies by JustCapital; and

–	ranked #35 on the list of Investors Business Daily’s List of 2022 Best ESG Companies.

•	The annual incentive plan for 2022 included metrics we felt were key to value creation. These included free cash flow after dividends, leverage goals, return on invested capital and ESG goals. After giving consideration to the results of the annual incentive program of 132.5%, the Compensation Committee felt that such result did not adequately reflect the performance of the Named Executive Officers. As a result, the Compensation Committee increased the annual incentive program payout to reflect 145% of target performance. The Compensation Committee considered market-based information presented by NFP compensation consulting (“NFPCC”), formerly Longnecker & Associates, the Compensation Committee’s independent compensation consultant and operating results. The full details of our annual incentive plan metrics, goals and results are shown on page 43 of the proxy.

•	Each of the Named Executive Officers is employed at-will and none of the Named Executive Officers is party to an employment agreement, severance agreement or change in control agreement.

Below is a summary of material changes to the Company’s compensation program or philosophy during 2022. These changes were made after consultation with NFPCC, and after a review of individual Named Executive Officer and Company performance. The Compensation Committee feels that these changes were not only appropriate but important to retain, appropriately reward, and motivate our world-class executive team, particularly in light of:

–	the Company’s total shareholder return and strong operational performance in 2021 and 2022;

–	successful management of two separate publicly traded companies; and

–	an increasingly competitive talent market.

•	Exceptional performance should be appropriately rewarded. In 2022, the Compensation Committee generally targeted the 75th percentile of compensation for similarly situated executives in the 2022 peer group for our Named Executive Officers.

- 2023 Proxy Statement 8

Back to Contents
•	We want our Named Executive Officers as focused on our long-term sustainable growth as we are. In contrast to prior years, in 2022, the Compensation Committee established the value of the long-term incentive awards that we granted to our Named Executive Officers without regard to the value of the long-term incentive awards granted by Antero Resources to our Named Executive Officers. This resulted in an increase in value of these awards for 2022 as compared to 2021.

Current Directors and Board Nominees

	Director			Director		Committee Memberships
Name	Class	Age	Occupation	Since	Independent	Audit	Comp	Nom & Gov	Conflicts	ESG
Peter A. Dea	Class I	69	Co-Founder and Executive Chairman of Confluence Resources LP	2019
W. Howard Keenan, Jr.	Class I	72	Member of Yorktown Partners LLC	2019
Janine J. McArdle	Class I	62	Founder and CEO of Apex Strategies, LLC	2020
Michael N. Kennedy	Class II	48	SVP – Finance of Antero Midstream	2021
Brooks J. Klimley	Class II	66	Founder and President of Brooks J. Klimley & Associates	2019
John C. Mollenkopf	Class II	61	Retired Chief Operating Officer of MarkWest operations of MPLX GP LLC	2019
Paul M. Rady	Class III	69	Chairman of the Board and Antero Midstream Chief Executive Officer	2019
Nancy E. Chisholm	Class III	56	Former President of Tyco Retail Solutions	2022
David H. Keyte	Class III	67	Chairman and Chief Executive Officer of Caerus Oil and Gas LLC	2019

Chairperson

Board Composition Highlights

- 2023 Proxy Statement 9

Back to Contents

2023 Annual Meeting of Stockholders

We are pleased this year to conduct the Annual Meeting solely online via the Internet through a live webcast and online stockholder tools. We are conducting the Annual Meeting virtually because we believe a virtual format makes it easier for stockholders to attend and participate. Moreover, this format empowers stockholders around the world to participate at no cost.

Here are several ways our virtual format will enhance stockholder access and participation and protect stockholder rights:

•	We Encourage Questions. Stockholders can submit questions for the meeting online in advance or live during the meeting, following the instructions below. During the meeting, we will answer as many appropriate stockholder-submitted questions as time permits. Following the Annual Meeting, we will publish an answer to each appropriate question we received on our Investor Relations website at www.anteromidstream.com/investors as soon as practical.

•	We Believe in Transparency. Although the live webcast is available only to stockholders at the time of the meeting, we will post a webcast replay, the final report of the inspector of election, and answers to all appropriate questions asked by stockholders in connection with the Annual Meeting to our Investor Relations website at www.anteromidstream. com/investors.

•	We Proactively Take Steps to Facilitate Your Participation. During the Annual Meeting, we will offer live technical support for all stockholders attending the meeting.

Meeting Admission

You are entitled to attend and participate in the virtual Annual Meeting only if you were a stockholder as of the close of business on April 17, 2023 or if you hold a valid proxy for the Annual Meeting. If you are not a stockholder, you may still view the meeting after the recording has been posted on our Investor Relations website.

Attending Online. If you plan to attend the Annual Meeting online, please read the instructions below so you understand how to gain admission. If you do not comply with these procedures, you will not be able to participate in the Annual Meeting.

Stockholders may participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/ AM2023. If you are a stockholder of record, you will need the control number on your Notice of Internet Availability (the “Notice”) or proxy card to log in. For beneficial stockholders who do not have a control number, instructions to gain access to the meeting may be provided on the voting instruction card you receive from your broker, bank, or other nominee.

Stockholders of record hold shares directly with American Stock Transfer and Trust Company LLC. “Beneficial” or “street name” stockholders hold shares through a broker, bank, or other nominee.

Please allow ample time to check in to the virtual meeting. The site will be available beginning at 7:45 A.M. Mountain Time. We will have technicians ready to assist if you have difficulties accessing or participating in the virtual meeting at (844) 986-0822 (if you are in the U.S.) or (303) 562-9302 (if you are outside the U.S.).

Asking Questions. Stockholders who wish to submit a question in advance may do so on our Annual Meeting website, www.virtualshareholdermeeting. com/AM2023, which will be open 15 minutes before the Annual Meeting. Stockholders also may submit questions live during the meeting. We plan to reserve up to 20 minutes for appropriate stockholder questions to be read and answered by Company personnel during the meeting, but we will only address questions that are germane to the matters being voted on at our Annual Meeting. Stockholders can also access copies of this Proxy Statement and annual report at our Annual Meeting website.

- 2023 Proxy Statement 10

Back to Contents

Voting Before or During the Meeting

Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without participating in the Annual Meeting. We encourage stockholders to vote well before the Annual Meeting, even if they plan to attend. If you are a registered stockholder as of the record date, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

•	Online. Submit a proxy electronically using the website listed on the Notice. You will need the control number from your Notice to log on to the website. Internet voting facilities will be available until 11:59 p.m., Eastern Time, on Monday, June 5, 2023.

•	By Telephone. Request the proxy materials and submit a proxy by telephone using the toll-free number listed on the Notice. You will need the control number from your Notice when you call. Telephone voting facilities will be available until 11:59 p.m., Eastern Time, on Monday, June 5, 2023.

•	By Mail. You may request a hard copy proxy card by following the instructions on the Notice. You can submit your proxy by signing, dating and returning your proxy card in the provided pre-addressed envelope.

•	In Person Online. If you are a registered stockholder and you attend the Annual Meeting online, you can vote via the Internet during the meeting. Follow the instructions at www.virtualshareholdermeeting. com/AM2023 to vote during the meeting.

If you are a beneficial stockholder, you will receive instructions from the holder of record that you must follow for your shares to be voted. Most banks and brokers offer Internet and telephone voting. If you do not give voting instructions, your broker will not be permitted to vote your shares on any matter that comes before the Annual Meeting except the ratification of our auditors.

As of the record date, 479,656,189 shares of common stock were outstanding and entitled to be voted at the Annual Meeting. Holders of shares of our 5.5% Series A Non-Voting Perpetual Preferred Stock (the “Series A Preferred Stock”) are not entitled to vote such shares at the Annual Meeting.

Revoking Your Proxy or Changing Your Vote. Stockholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote via the Internet, by telephone or by mail; by delivering instructions to our Secretary before the Annual Meeting commences; or by voting online in person during the Annual Meeting. Simply attending the meeting will not affect a vote that you have already submitted.

Beneficial stockholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares prior to the Annual Meeting or by voting online during the meeting.

Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement includes “forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this Proxy Statement regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding Antero Midstream’s (1) ability to achieve its Net Zero goals; (2) our plans, strategies, initiatives, and objectives; (3) our assumptions and expectations; (4) the scope and impact of our ESG risks and opportunities; and (5) standards and expectations of third parties are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, Company goals are aspirational and not guarantees or promises that all goals will be met. All forward-looking statements speak only as of the date hereof. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

- 2023 Proxy Statement 11

Back to Contents

The actual conduct of our activities, including the development, implementation or continuation of any goals (including sustainability goals), commitments, strategies, initiatives, and objectives, discussed or forecasted in this report may differ materially in the future. In addition, many of the standards and metrics used in preparing this Proxy Statement, the 2021 ESG Report, and other sustainability information provided by the Company continue to evolve and are based on management expectations and assumptions believed to be reasonable at the time of preparation but should not be considered guarantees. The standards and metrics used, and the expectations and assumptions they are based on, have not been verified by any third party. Statistics, metrics and measurements relating to ESG matters are estimates and may be based on assumptions or developing standards. Assumptions, standards, statistics, metrics, and measurements used in preparing this report continue to evolve, and these statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified in our most recent filings with the Securities and Exchange Commission (“SEC”) on Form 10-K and Form 10-Q. While we anticipate continuing to monitor and report on certain sustainability information, we cannot guarantee that such data will be consistent year-to-year, as methodologies and expectations continue to evolve. We hereby expressly disclaim any obligation or duty not otherwise required by legal, contractual, and other regulatory requirements to update, correct, provide additional details regarding, supplement, or continue providing such data, in any form, in future. Furthermore, there are sources of uncertainty and limitations that exist that are beyond our control and could impact the Company’s plans and timelines, including the reliance on technological and regulatory advancements and market participants’ behaviors and preferences.

In addition, while we seek to align these disclosures with the recommendations of various third-party frameworks, such as the Task Force on Climate-Related Financial Disclosures, we cannot guarantee strict adherence to these framework recommendations. Additionally, our disclosures based on these frameworks may change due to revisions in framework requirements, availability of information, changes in our business or applicable governmental policy, or other factors, some of which may be beyond our control. Moreover, with regards to our participation in, or certification under, various frameworks, we may incur certain costs associated with such frameworks and cannot guarantee that such participation or certification will have the intended results on our or our products’ ESG profile. In addition, the calculation of the methane leak loss rate disclosed in the 2021 ESG Report is based on ONE Future protocol, which is based on the EPA Greenhouse Gas Reporting Program currently in effect. We also calculate our Scope 1 emissions in accordance with the EPA Greenhouse Gas Program, which is subject to change, and revisions to this program could result in the calculation of increased emissions from our operations, which in turn could impact our ability to meet our Scope 1 and 2 emission reduction goals on our proposed timeline. Scope 1 emissions are the Company’s direct greenhouse gas emissions, and Scope 2 GHG emissions are the Company’s indirect greenhouse gas emissions associated with the purchase of electricity, steam, heat or cooling. With respect to its pipeline emissions goal, Antero Midstream anticipates achieving a 100% reduction in pipeline emissions by 2025 and Net Zero Scope 1 and Scope 2 GHG emissions through 2050 through operational efficiencies and the purchase of carbon offsets; however, such goals are aspirational and we could face unexpected material costs as a result of our efforts to meet these goals. Moreover, given uncertainties related to the use of emerging technologies, the state of markets for and availability of verified quality carbon offsets, we cannot predict whether or not we will be able to meet these goals in a timely fashion, if at all, or whether any offsets we purchase will ultimately achieve the emission reduction it represents.

This Proxy Statement and the 2021 ESG Report contain statements based on hypothetical or severely adverse scenarios and assumptions, and these statements should not necessarily be viewed as being representative of current or actual risk or forecasts of expected risk. These scenarios cannot account for the entire realm of possible risks and have been selected based on what we believe to be a reasonable range of possible circumstances based on information currently available to us and the reasonableness of assumptions inherent in certain

- 2023 Proxy Statement 12

Back to Contents

scenarios; however, our selection of scenarios may change over time as circumstances change. While future events discussed in this Proxy or the 2021 ESG Report may be significant, any significance should not be read as necessarily rising to the level of materiality of certain disclosures included in Antero Midstream’s SEC filings.

Antero Midstream cautions you that these forward-looking statements are subject to all the risks and uncertainties incident to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, the risks described under the heading “Item 1A. Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2022. Unless otherwise provided, the information contained in this report is expressly not incorporated by reference into any filing of the Company made with the SEC, or any other filing, report, application, or statement made by the Company to any federal, state, tribal, or local governmental authority.

- 2023 Proxy Statement 13

Back to Contents

ITEM ONE:  ELECTION OF DIRECTORS

The Board is currently comprised of nine directors, divided into three classes. Directors in each class are elected to serve for three-year terms and until they are re-elected, their successors are elected and qualified, or they resign or are removed. Each year, the directors of one class stand for re-election as their terms of office expire. Based on recommendations from our Nominating & Governance Committee, the Board has nominated the following individuals for election as Class I directors of Antero Midstream with terms to expire at the 2026 Annual Meeting of Stockholders, barring an earlier resignation or removal:

Peter A. Dea	W. Howard Keenan, Jr.	Janine J. McArdle

Biographical information for the nominees is contained in “Directors” and “Executive Officers” below.

The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the size of the Board will be reduced or the individuals acting under your proxy will vote for the election of a substitute nominee recommended by the Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

- 2023 Proxy Statement 14

Back to Contents

Summary of Director Qualifications and Experience

We recognize the importance of diversity on our Board. Pursuant to our Diversity and Inclusion Policy and the Nominating and Governance Committee Charter, we view diversity broadly to include diversity of backgrounds, skills and viewpoints as well as traditional diversity concepts such as race, gender, national origin, religion or sexual orientation or identity. The Board believes that all directors should have sound business judgment, personal and professional integrity, an ability to work as part of a team, willingness to commit the required time to serve as a Board member, business experience, and financial literacy. The Nominating & Governance Committee considers diversity along with other factors when reviewing director candidates, and our Diversity and Inclusion Policy and our Nominating and Governance Committee Charter require that each pool of candidates to be considered to fill a vacancy on the Board shall include at least one individual who would be considered diverse based on traditional diversity concepts such as race, gender, national origin, religion, or sexual orientation or identity.

As of the date hereof, the Board embodied a diverse set of experiences, qualifications, attributes, and skills, as shown below:

	Dea	Keenan	McArdle	Kennedy	Klimley	Mollenkopf	Rady	Chisholm	Keyte
Executive Leadership	•	•	•	•	•	•	•	•	•
Financial		•	•	•	•	•	•	•	•
Accounting/Audit			•	•		•			•
Risk Management	•	•	•	•		•	•	•	•
Operations	•		•			•	•	•	•
Industry	•	•	•	•	•	•	•		•
Environmental and/or Climate Change-Related	•		•		•	•
Health or Safety			•			•		•
Human Resources Management	•		•			•		•	•
Cybersecurity			•
Racial/Ethnic Diversity
Gender Diversity			•					•

- 2023 Proxy Statement 15

Back to Contents

DIRECTORS

We were originally formed in 2013 as Antero Resources Midstream Management LLC to become the general partner of Antero Midstream Partners LP. In 2017, Antero Resources Midstream Management LLC converted from a limited liability company to a limited partnership under the laws of the State of Delaware, and changed its name to Antero Midstream GP LP in connection with its initial public offering. In March 2019, Antero Midstream GP LP was converted from a limited partnership to a corporation under the laws of the State of Delaware and changed its name to Antero Midstream Corporation. Other than Messrs. Keyte and Kennedy and Mses. McArdle and Chisholm, who were appointed to the Board in April 2019, April 2021, March 2020 and December 2022, respectively, each of our existing directors was appointed to the Board in connection with the closing of the simplification transactions (the “Simplification Transactions”) in March 2019.

Set forth below is the background, business experience, attributes, qualifications and skills of each Antero Midstream director and director nominee.

Each of the Class I directors is up for reelection at the Annual Meeting.

Class I Directors

Age: 69 Director Since: 2019 Committee Memberships: Compensation Committee, Conflicts Committee	Peter A. Dea

Key Skills, Attributes and Qualifications:

•

Co-Founder and Executive Chairman of Confluence Resources LP, since the company’s inception in September 2016

•

Co-Founder, President and CEO of Cirque Resources LP since its inception in May 2007

•

President, CEO and Director of Western Gas Resources, Inc. from 2001 through their merger with Anadarko Petroleum Corporation in 2006

•

CEO from 1999 and Chairman of the Board from 2000 of Barrett Resources Corporation until its sale in 2001 to Williams Companies

•

Served as a director of the general partner of Antero Midstream GP LP from April 2018 through the closing of the Simplification Transactions

Has over 40 years of oil and gas exploration and production experience and involvement in national and state energy policies

Other Public Company Boards:

•

Ovintiv Corporation; Liberty Energy Inc.

- 2023 Proxy Statement 16

Back to Contents
Age: 72 Director Since: 2019 Committee Memberships: Compensation Committee, Nominating & Governance Committee	W. Howard Keenan, Jr.

Key Skills, Attributes and Qualifications:

•

Since 1997, has been a Member of Yorktown Partners LLC, a private investment manager focused on the energy industry

•

From 1975 to 1997, was in the Corporate Finance Department of Dillon, Read & Co. Inc. and active in the private equity and energy areas, including the founding of the first Yorktown Partners fund in 1991

•

Serves on the boards of directors of multiple Yorktown Partners portfolio companies

•

Serves on the Board of Directors of Antero Resources

•

Served as a director of the general partner of Antero Midstream GP LP beginning in April 2017 and as a director of the general partner of Antero Midstream Partners LP beginning in February 2014, in each case, through the closing of the Simplification Transactions

Has over 40 years of experience with energy companies and investments and broad knowledge of the oil and gas industry.

Other Public Company Boards:

•

Solaris Oilfield Infrastructure, Inc.; Aris Water Solutions; Antero Resources; Brigham Minerals, Inc. (until January 2022); Ramaco Resources, Inc. (until June 2019); Concho Resources (until 2013); Geomet Inc. (until 2012)

Age: 62 Director Since: 2020 Committee Memberships: Audit Committee, Environmental, Social and Governance (ESG) Committee	Janine J. McArdle

Key Skills, Attributes and Qualifications:

•

Founder and Chief Executive Officer of Apex Strategies, LLC, a global consultancy company providing advisory services to midstream and downstream energy companies, since 2016

•

Executive of Apache Corporation from 2002 to 2015 serving most recently as Senior Vice President – Global Gas Monetization and President of Kitimat LNG

•

Served as President and Managing Director for Aquila Europe Ltd. from 2001 to 2002 and served in various executive and trading roles prior thereto

Has over 30 years of experience as an executive in the oil and gas industry with extensive background in engineering, marketing, business development, finance and risk management.

Other Public Company Boards:

•

Santos Ltd; Advantage Energy Ltd; Halcon Resources Corporation (until 2019)

- 2023 Proxy Statement 17

Back to Contents

Class II Directors

Age: 48 Director Since: 2021 Committee Memberships: Environmental, Social and Governance (ESG) Committee	Michael N. Kennedy

Key Skills, Attributes and Qualifications:

•

Currently serves as Senior Vice President—Finance of Antero Midstream and Chief Financial Officer and Senior Vice President—Finance of Antero Resources Corporation

•

Served as Chief Financial Officer of Antero Midstream from the closing of the Simplification Transactions in March 2019 until April 30, 2021, prior to which Mr. Kennedy served as Chief Financial Officer and Senior Vice President of Finance of the general partner of Antero Midstream GP LP beginning in April 2017 and as Chief Financial Officer and Senior Vice President of Finance of the general partner of Antero Midstream Partners LP beginning in February 2014

•

Served as Antero Resources’ Senior Vice President of Finance beginning in January 2016, prior to which he served as Vice President of Finance beginning in August 2013

•

Served as Executive Vice President and Chief Financial Officer of Forest Oil Corporation from 2009 to 2013 and served in various financial positions prior thereto

•

Served as an auditor with Arthur Andersen, focusing on the Natural Resources industry

Has significant experience as Former Chief Financial Officer and current Senior Vice President of Finance of Antero Midstream, together with his broad knowledge and experience in the industry.

Other Public Company Boards:

•

N/A

Age: 66 Director Since: 2019 Committee Memberships: Nominating & Governance Committee (chair), Environmental, Social and Governance (ESG) Committee (chair), Audit Committee	Brooks J. Klimley

Key Skills, Attributes and Qualifications:

•

President of Brooks J. Klimley & Associates, an energy advisory services firm focused on corporate strategy, governance and finance for public and private energy, power and infrastructure companies

•

Adjunct Professor of Finance and Economics at Columbia University’s School of International and Public Affairs teaching “Energy and Power Financing Markets: The Quest for Sustainable Development”

•

From 2013 to 2019, served as Managing Director and Head of Energy & Natural Resources at The Silverfern Group

•

Over 30 years of experience leading investment banking and private equity practices focused on the energy and natural resources sectors

•

Served as a director of the general partner of Antero Midstream GP LP beginning in 2017, and as a director of the general partner of Antero Midstream Partners LP from March 2015 to 2017, in each case, through the closing of the Simplification Transactions

Has significant experience in the public and private upstream and midstream oil and gas industry.

Other Public Company Boards:

•

N/A

- 2023 Proxy Statement 18

Back to Contents
Age: 61 Director Since: 2019 Committee Memberships: Audit Committee, Environmental, Social and Governance (ESG) Committee	John C. Mollenkopf

Key Skills, Attributes and Qualifications:

•

Prior to his retirement in 2016, served as Executive Vice President and Chief Operating Officer for MarkWest operations of MPLX GP LLC

•

In 2002, was one of five founders of MarkWest Energy Partners, L.P., and until 2015, served as Executive Vice President and Chief Operating Officer

•

From 1996 to 2002, worked in various senior management roles for MarkWest Hydrocarbon, Inc.

•

From 1982 to 1996, worked for ARCO Oil and Gas Company in various roles in engineering and operations

•

Served as a director of the general partner of Antero Midstream GP LP beginning in April 2017 through the closing of the Simplification Transactions

Has significant experience in executive management, business development, marketing, engineering and operations in the oil and gas industry.

Other Public Company Boards:

•

N/A

Class III Directors

Age: 69 Director Since: 2019 Chairman, Chief Executive Officer and President Committee Memberships: None	Paul M. Rady

Key Skills, Attributes and Qualifications:

•

Currently serves as Chairman, Chief Executive Officer and President of Antero Midstream and Antero Resources

•

Served as Chief Executive Officer and Chairman of Antero Midstream since the closing of the Simplification Transactions, prior to which Mr. Rady served as (i) Chief Executive Officer of the general partner of Antero Midstream GP LP beginning in January 2017; (ii) as Chairman of the board of directors of such entity beginning in April 2017; and (iii) as Chief Executive Officer and Chairman of the board of directors of the general partner of Antero Midstream Partners LP beginning in February 2014

•

Co-founder of Antero Resources Corporation, serving as Chairman of the Board of Directors and Chief Executive Officer of Antero Resources since May 2004

•

Served as Chief Executive Officer and Chairman of Antero Resources Corporation’s predecessor company from its founding in 2002 to its ultimate sale to XTO Energy, Inc. in 2005

•

Served as President, CEO and Chairman of Pennaco Energy from 1998 until its sale to Marathon in 2001

•

Worked with Barrett Resources Corporation from 1990 until 1998, moving from Chief Geologist; to Exploration Manager; EVP Exploration; President, COO and Director; and ultimately CEO

•

Began his career with Amoco Corporation, where he served ten years as a geologist focused on the Rockies and Mid-Continent

Has significant experience as a chief executive of oil and gas companies, together with his training as a geologist and broad industry knowledge.

Other Public Company Boards:

•

Antero Resources

- 2023 Proxy Statement 19

Back to Contents
Age: 56 Director Since: 2022 Committee Memberships: Audit Committee, Environmental, Social and Governance (ESG) Committee	Nancy E. Chisholm

Key Skills, Attributes and Qualifications:

•

Served for 20 years in various roles at Tyco International (acquired by Johnson Controls Inc)

•

Most recently served as President of Tyco Retail Solutions, a global business unit focused on technologies that serve the retail sector in over 70 countries

•

Former Vice President, Human Resources for Tyco’s ADT Security Solutions global business unit

•

Previously Vice President and General Manager of ADT’s Western Region in North America

•

Former Trustee and Interim President for Western Colorado University

Has significant experience in operational leadership and human resources.

Other Public Company Boards:

•

N/A

Age: 67 Director Since: 2019 Committee Memberships: Audit Committee (chair), Compensation Committee (chair), Conflicts Committee (chair), Nominating & Governance Committee	David H. Keyte (Lead Director)

Key Skills, Attributes and Qualifications:

•

Co-founder, serving as Chairman and Chief Executive Officer of Caerus Oil and Gas LLC since 2009

•

Served as Chief Financial Officer of Forest Oil Corporation from 1995 to 2009 and various financial positions from 1987 to 1995

Has more than 40 years of experience in executive management and finance in the oil and gas industry.

Other Public Company Boards:

•

Regal Entertainment Group (until 2018)

- 2023 Proxy Statement 20

Back to Contents

EXECUTIVE OFFICERS

The table below sets forth the name, age and principal position of each of our executive officers as of December 31, 2022.

Name	Age	Principal Position
Paul M. Rady	69	Chairman of the Board, Chief Executive Officer and President
Michael N. Kennedy	48	Director and Senior Vice President—Finance
Yvette K. Schultz	41	Chief Compliance Officer, Senior Vice President—Legal, General Counsel and Corporate Secretary
Brendan E. Krueger	38	Chief Financial Officer, Vice President – Finance and Treasurer

Biographical information for Messrs. Rady and Kennedy is set forth under “Directors” above. References to a position held by one of the below officers at “Antero” means that the person held such position at Antero Resources Corporation, Antero Midstream, the general partner of Antero Midstream GP LP, and the general partner of Antero Midstream Partners LP, as applicable.

Yvette K. Schultz has served as Chief Compliance Officer and Senior Vice President of Legal since January 2022, and as General Counsel since January 2017. Ms. Schultz has also served as Corporate Secretary since April 2021. Ms. Schultz was previously Antero’s Director of Legal from 2015 to 2017. Prior to joining Antero, Ms. Schultz was an attorney at Vinson & Elkins LLP from 2008 to 2012 and at Latham & Watkins LLP from 2012 to 2015. Ms. Schultz earned her Bachelor of Science degree magna cum laude in Computer Science from the University of South Dakota in 2004 and her Masters in Business Administration degree from the University of South Dakota in 2005. She also attended the Paul M. Hebert Law Center at Louisiana State University where she graduated valedictorian and earned both her J.D. and B.C.L. degrees summa cum laude in 2008.

Brendan E. Krueger has served as Antero Midstream’s Chief Financial Officer since April 2021. Mr. Krueger has also served as Antero’s Vice President –Finance since April 2018. In addition to his current role, he has served as Antero’s Treasurer since December 2019. Mr. Krueger previously served as Antero’s Finance Director from 2016 to 2018 and Antero’s Finance Manager from 2014 to 2016. Prior to joining Antero, Mr. Krueger spent seven years as an investment banker focused on equity and debt financing and mergers and acquisition advisory with Robert W. Baird & Co., Wells Fargo Securities, and A.G. Edwards, Inc. from 2007 through 2014. Mr. Krueger earned his Bachelor of Business Administration in finance from the University of Notre Dame.

- 2023 Proxy Statement 21

Back to Contents

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Antero Midstream’s sound governance practices and policies provide an important framework to assist the Board in fulfilling its duties to stockholders. The Corporate Governance Guidelines include provisions concerning the following:

•	qualifications, independence, responsibilities, tenure, and compensation of directors;
•	background (including skills, experience and viewpoint) and diversity (including race, gender, national origin, religion, and sexual orientation or identity) of directors, pursuant to Antero’s Diversity and Inclusion Policy;
•	service on other boards;
•	director resignation process;
•	role of the Chairman of the Board and the Lead Director;
•	meetings of the Board and of the independent directors;
•	interaction between the Board and outside parties;
•	annual performance reviews of the Board;
•	director orientation and continuing education;
•	attendance at meetings of the Board and the Annual Meeting;
•	stockholder communications with directors;
•	committee functions, committee charters, and independence;
•	director access to independent advisors and management; and
•	management evaluation and succession planning.

The Corporate Governance Guidelines are available on Antero Midstream’s website at www.anteromidstream.com in the “Governance” subsection of the “Investors” section. The Nominating & Governance Committee reviews the Corporate Governance Guidelines periodically and as necessary, and any proposed additions or amendments are presented to the Board for its approval.

Director Independence

Rather than adopting categorical standards, the Board assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the New York Stock Exchange (NYSE). After reviewing all relationships each director has with Antero Midstream, including the nature and extent of any business relationships, as well as any significant charitable contributions made to organizations where directors serve as board members or executive officers, the Board has affirmatively determined that none of the directors have material relationships with Antero Midstream and all of them are independent as defined by NYSE listing standards except Mr. Rady, Antero Midstream’s Chief Executive Officer and President, and Mr. Kennedy, Antero Midstream’s Senior Vice President of Finance.

7of 9 Directors are Independent

- 2023 Proxy Statement 22

Back to Contents

Board Leadership Structure

Antero Midstream does not have a formal policy addressing whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined. The directors serving on the Board have considerable professional and industry experience, significant experience as directors of both public and private companies, and a unique understanding of the challenges and opportunities Antero Midstream faces. Accordingly, the Board believes it is in the best position to evaluate Antero Midstream’s needs and to determine how best to organize its leadership structure to meet those needs at any given time.

At present, the Board has chosen to combine the positions of Chairman and Chief Executive Officer. The Board believes the current Chief Executive Officer is the individual with the necessary experience, commitment, and support of the other members of the Board to effectively carry out the role of Chairman. Mr. Rady brings valuable insight to the Board due to the perspective and experience he has gained as our Chief Executive Officer and as one of our founders. As the principal executive officer since our inception, Mr. Rady has unparalleled knowledge of our business and operations. As a significant stockholder, Mr. Rady is invested in our long-term success. In addition, the Board believes that combining the roles of Chairman and Chief Executive Officer at the present time promotes strong alignment of strategic development and execution, effective implementation of strategic initiatives, and clear accountability for Antero Midstream’s success. Because seven of the nine directors are independent under NYSE rules, the Board believes this leadership structure does not impede independent oversight of Antero Midstream.

The Nominating & Governance Committee reviews this leadership structure every year. Subject to the terms of the Stockholders’ Agreement, the Board believes it is important to retain the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be separated or combined.

Election of Lead Director

To facilitate candid discussion among Antero Midstream’s directors, the non-management directors meet regularly in executive sessions.

The Corporate Governance Guidelines permit the Board, on the recommendation of the Nominating & Governance Committee, to choose a Lead Director to preside at these executive sessions. The Lead Director’s responsibilities include:

BOARD LEADERSHIP	BOARD CULTURE

•   Presiding over the non- management executive session held at each Board meeting

•   Calling meetings of the independent directors, as needed

•   Conferring with the committee chairs and the Chairman, where appropriate, on agenda planning to ensure coverage of key strategic issues

•   Ensuring the Board’s ability to periodically review and provide input on and monitor management’s execution of the company’s long-term strategy

•   Serving as the independent directors’ representative in crisis situations

•   Acting as a key advisor to the CEO on a wide variety of company matters

•   Being authorized, in consultation with the Board, to retain independent advisors

•   Engaging directly with key members of the leadership team

•   Serving as liaison between the Chairman and the independent directors

•   Facilitating discussion among the independent directors on key issues and concerns

•   Ensuring Board discussions demonstrate constructive questioning of management

•   Promoting teamwork and communication among the independent directors

•   Fostering an environment that allows for engagement and commitment of Board members

BOARD MEETINGS • Presiding at all meetings or executive sessions of the Board at which the Chairman is not present

PERFORMANCE AND DEVELOPMENT

•   Leading, in conjunction with the Compensation Committee, the annual performance assessment of the CEO

•   Facilitating the Board’s engagement with the CEO and CEO succession planning

•   Leading the Board’s annual self- assessment and recommendations for improvement, if any

SHAREHOLDER ENGAGEMENT

•   Ensuring that he or she is available for direct engagement on matters related to Board governance and oversight, if requested by major shareholders

•   Ensuring appropriate board oversight of key stakeholder and investor engagement and disclosures

- 2023 Proxy Statement 23

Back to Contents

Mr. Keyte has served in this role since 2019, chairing executive sessions of the non-management directors and establishing the agenda for these meetings.

As the Lead Director, Mr. Keyte joins the Chairman in providing leadership and guidance to the Board.

How Director Nominees Are Selected

Renominating Incumbent Directors

Subject to the terms of the Stockholders’ Agreement, before recommending to the Board that an existing director be nominated for reelection at the annual meeting of stockholders, the Nominating & Governance Committee will review and consider the director’s:

•	past Board and committee meeting attendance and performance;
•	length of Board service;
•	personal and professional integrity, including commitment to Antero Midstream’s core values;
•	relevant experience, skills, qualifications and contributions to the Board; and
•	independence under applicable standards.

The Nominating & Governance Committee is responsible for assessing the appropriate balance of skills and characteristics required of Board members.

Appointing New Directors and Filling Vacancies

The Board believes that all directors should have sound business judgment, personal and professional integrity, an ability to work as part of a team, willingness to commit the required time to serve as a Board member, business experience, and financial literacy. The Nominating & Governance Committee considers diversity along with other factors when reviewing director candidates.

For information regarding the experiences, qualifications, attributes, and skills of the current members of our Board, please see “Proxy Summary—Summary of Director Qualifications and Experience.”

The Nominating & Governance Committee will treat informal recommendations for directors that are received from Antero Midstream’s stockholders in the same manner as recommendations received from any other source. The Nominating & Governance Committee and the Board will also consider the benefits of all aspects of diversity, and will consider whether, and if so how, to identify new candidates for Board service and when identifying potential new Board members or filing a vacancy on the Board, commits to seeking out diverse candidates to the extent possible. Our Diversity and Inclusion Policy and our Nominating and Governance Committee Charter require that each pool of candidates to be considered to fill a vacancy on the Board shall include at least one individual who would be considered diverse based on traditional diversity concepts such as race, gender, national origin, religion, or sexual orientation or identity.

- 2023 Proxy Statement 24

Back to Contents

Board’s Role in Risk Oversight

In the normal course of its business, Antero Midstream is exposed to a variety of risks, including its ability to execute its business strategy, competition, governmental regulations, interest rate risks, and credit and investment risk, as well as risks relating to Antero Resources’ ability to meet its drilling and development plan. Our Board reviews these risks, among others, in relation to our business on a regular basis. At least annually, our Board also receives updates from management regarding information security, cyber security and data security risks in connection with Antero Midstream’s Enterprise Risk Management program. The Board and each committee has distinct responsibilities for monitoring other risks, as shown below.

The Board of Directors
The Board oversees Antero Midstream’s strategic direction. To that end, the Board considers the potential rewards and risks of Antero Midstream’s business opportunities and challenges, and it monitors the development and management of risks that impact our strategic goals.

Audit Committee

The Audit Committee monitors the effectiveness of Antero Midstream’s systems of financial reporting, auditing and internal controls, as well as related legal and regulatory compliance matters.

Nominating & Governance Committee

The Nominating & Governance Committee oversees the management of risks associated with Board organization, membership and structure; succession planning for our directors and executive officers; and corporate governance.

Compensation Committee The Compensation Committee oversees Antero Midstream’s compensation policies and practices.

Environmental, Social and Governance (ESG) Committee

The Environmental, Social and Governance (ESG) Committee provides guidance to the Board on, and oversees Antero Midstream’s risk management policies related to, the ESG matters. The ESG Committee regularly receives reports from management on pertinent ESG risks or opportunities, including climate related topics.

Conflicts Committee The Conflicts Committee assists the Board in investigating, reviewing and evaluating potential conflicts of interest, including those between Antero Midstream and Antero Resources.

Board and Committee Self-Evaluations

The Board believes that a robust and constructive evaluation process is an essential component of Board effectiveness and good corporate governance. To that end, the Board, the Audit Committee, the Compensation Committee, the Nominating & Governance Committee and the ESG Committee each conduct an annual self-assessment to evaluate their performance, composition, and effectiveness, and to identify areas for improvement.

These evaluations take the form of wide-ranging and candid discussions. The Lead Director facilitates discussions evaluating the full Board, and the committee chairs facilitate discussions regarding their respective committees.

- 2023 Proxy Statement 25

Back to Contents

Majority Vote Director Resignation Policy

Directors are elected by a plurality of votes cast in an uncontested election. The Corporate Governance Guidelines require that an incumbent director who fails to receive more votes cast “for” than “withheld” must tender a resignation. The Nominating & Governance Committee will act on an expedited basis to determine whether to accept any such resignation, and will submit its recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in this decision. The Nominating & Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Meetings

The Board held 11 meetings in 2022. The outside directors held 4 executive sessions. No director attended fewer than 75% of the meetings of the Board and of the committees of the Board on which that director served during the respective time he or she served.

Directors are encouraged to attend the Annual Meetings of Stockholders. All of the members of the Board attended the 2022 Annual Meeting.

How to Contact the Board

General Communications

Stockholders and other interested parties may communicate with us by writing to Antero Midstream Corporation, 1615 Wynkoop Street, Denver, Colorado 80202. Stockholders may submit their thoughts to the Board, any committee of the Board, or individual directors on a confidential or anonymous basis by sending the communication in a sealed envelope marked “Stockholder Communication with Directors” and clearly identifying the intended recipient(s).

Antero Midstream’s Chief Compliance Officer and Corporate Secretary will review and forward each communication, as soon as reasonably practicable, to the addressee(s) if the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication is appropriate and relates to matters that have been delegated by the Board to a committee other than the addressee(s) or to an executive officer, the Chief Compliance Officer and Corporate Secretary also may forward the communication to the applicable officer or committee chair.

Legal or Compliance Concerns

Information regarding legal or compliance concerns may be submitted confidentially and anonymously, although Antero Midstream may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in other circumstances. Antero Midstream’s policy is not to take any adverse action, and not to tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, Antero Midstream’s policies or our Corporate Code of Business Conduct and Ethics.

- 2023 Proxy Statement 26

Back to Contents

Insider Trading Policy

Antero Midstream’s Insider Trading Policy, which applies to all employees, officers, and directors, prohibits hedging of Antero Midstream securities and engaging in any other transactions involving Antero Midstream-based derivative securities, regardless of whether the covered person is in possession of material, non-public information. The policy does not affect the vesting of securities acquired pursuant to Antero Midstream’s incentive, retirement, stock purchase, or dividend reinvestment plans, or other transactions involving purchases and sales of company securities between a covered person and Antero Midstream. Antero Midstream’s Insider Trading Policy also prohibits purchasing Antero Midstream common stock, par value $0.01 per share (“Antero Midstream Common Stock”), on margin (e.g., borrowing money to fund the stock purchase) and pledging Antero Midstream securities.

Available Governance Materials

The following materials are available on Antero Midstream’s website at www.anteromidstream.com under “Investors” and then “Governance—Governance Documents.”

•	Certificate of Incorporation of Antero Midstream
•	Bylaws of Antero Midstream
•	Charters of the Audit Committee, the Compensation Committee, the Nominating & Governance Committee, and the Environmental, Social and Governance Committee;
•	Corporate Code of Business Conduct and Ethics;
•	Financial Code of Ethics;
•	Corporate Governance Guidelines;
•	Human, Labor and Indigenous Rights Policy;
•	Diversity and Inclusion Policy;
•	Supplier Code of Conduct;
•	Whistleblower Policy; and
•	Political Advocacy Policy.

Stockholders may obtain a copy, free of charge, of any of these documents by sending a written request to Antero Midstream Corporation, 1615 Wynkoop Street, Denver, Colorado, 80202. Any amendments to Antero Midstream’s Corporate Code of Business Conduct and Ethics will be posted in the “Governance” subsection of our website.

BOARD COMMITTEES

General

The Board had five standing committees in 2022: the Audit Committee, the Compensation Committee, the Nominating & Governance Committee, the Conflicts Committee and the Environmental, Social and Governance (ESG) Committee. The charters of each of these committees are available on Antero Midstream’s website at www.anteromidstream.com in the “Governance—Governance Documents” subsection of the “Investors” section.

The Board creates ad hoc committees on an as-needed basis. There were no ad hoc committees in 2022.

- 2023 Proxy Statement 27

Back to Contents

Audit Committee

Current Members*: David H. Keyte (chair) Nancy E. Chisholm* Brooks J. Klimley Janine J. McArdle John C. Mollenkopf Number of meetings in 2022: 5

The Audit Committee oversees, reviews, acts on, and reports to the Board on various audit and accounting matters, including:

•   the selection of Antero Midstream’s independent accountants,

•   the scope of annual audits,

•   fees to be paid to the independent accountants,

•   the performance of Antero Midstream’s independent accountants, and

•   Antero Midstream’s accounting practices.

In addition, the Audit Committee oversees Antero Midstream’s compliance with legal and regulatory requirements relating to financial, accounting, auditing and related compliance matters.

The Board has determined that all members of the Audit Committee meet the heightened independence standards applicable to audit committee members prescribed by rules of the NYSE and the SEC. In addition, the Board believes Mr. Keyte is an “audit committee financial expert” as defined in SEC rules.

*	David H. Keyte joined the Audit Committee and assumed the chairperson responsibilities on June 7, 2022. Nancy E. Chisholm joined the Audit Committee on December 5, 2022.

Compensation Committee

Current Members: David H. Keyte (chair) Peter A. Dea W. Howard Keenan, Jr. Number of meetings in 2022: 5

The Compensation Committee establishes salaries, incentives and other forms of compensation for our executive officers. The Compensation Committee also administers Antero Midstream’s incentive compensation and benefit plans, and reviews and recommends to the Board for approval the compensation of our non-employee directors.

The Board has determined that all members of the Compensation Committee meet the NYSE’s heightened requirements applicable to compensation committee members, and also meet the heightened independence requirements under SEC rules and the tax code. No Antero Midstream executive officer serves on the board of directors of a company that has an executive officer who serves on the Board.

- 2023 Proxy Statement 28

Back to Contents

Nominating & Governance Committee

Current Members: Brooks J. Klimley (chair) W. Howard Keenan, Jr. David H. Keyte Number of meetings in 2022: 4

The Nominating & Governance Committee identifies, evaluates and recommends qualified nominees to serve on the Board, develops and oversees Antero Midstream’s internal corporate governance processes, and directs all matters relating to the succession of Antero Midstream’s Chief Executive Officer.

The Board has determined that all members of the Nominating & Governance Committee meet the NYSE’s independence standards.

Conflicts Committee

Current Members: David H. Keyte (chair) Peter A. Dea Number of meetings in 2022: 2	The Conflicts Committee assists the Board in investigating, reviewing and evaluating certain potential conflicts of interest, including those between Antero Midstream and Antero Resources, and carries out any other duties delegated by the Board that relate to potential conflict matters.

Environmental, Social and Governance (ESG) Committee

Current Members*: Brooks J. Klimley (chair) Nancy E. Chisholm* Michael N. Kennedy Janine J. McArdle John C. Mollenkopf Number of meetings in 2022: 4

The Environmental, Social and Governance (ESG) Committee provides guidance to the Board on, and oversees Antero Midstream’s risk management policies related to the ESG matters.

Members of the ESG Committee have expertise in areas relating to ESG, including environmental stewardship, social responsibility and community relations. Brooks Klimley, the ESG Committee Chair, brings ESG experience from his career leading investment banking practices covering the energy and mining sectors. Mr. Klimley also serves as an Adjunct Professor at Columbia University’s graduate schools of business and international affairs. Janine McArdle has more than 30 years of experience in engineering, marketing, business development, finance and risk management. John Mollenkopf has significant experience in executive management, business development, marketing, engineering and operations in the midstream energy sector. Michael Kennedy was an auditor with Arthur Andersen focusing on the Natural Resources industry.

During 2022, the ESG Committee reviewed, and the Company published, its published its 2021 ESG Report, which is available at www.anteromidstream.com/community-sustainability.

*	Nancy E. Chisholm joined the Environmental, Social and Governance (ESG) Committee on December 5, 2022.

- 2023 Proxy Statement 29

Back to Contents

COMPENSATION OF DIRECTORS

General

Our non-employee directors are entitled to receive compensation consisting of retainers, fees and equity awards as described below. The Compensation Committee reviews non-employee director compensation periodically and recommends changes, if appropriate, to the Board for approval.

Our employee directors do not receive additional compensation for their services as directors. All compensation received from Antero Midstream as employees is disclosed in the Summary Compensation Table on page 51.

Annual Cash Retainers

Effective April 15, 2022, some of the annual retainers payable to non-employee directors of the Board were increased slightly, as indicated below. These modifications were made to ensure that our director compensation is competitive with that paid by our peers so that we can attract and retain qualified individuals to serve on our Board.

Recipient	Amount
Non-employee director	$97,500 (previously $90,000)
Lead Director	$25,000
Audit Committee:
Chairperson	$24,000
Other members	$15,000
Compensation, Nominating & Governance, and ESG Committees:
Chairperson	$15,000
Other members	$7,500
Conflicts Committee:
Chairperson	$7,500
Other members	$7,500

All retainers are paid in cash on a quarterly basis in arrears, but directors have the option to elect, on an annual basis, to receive all or a portion of their cash retainers in the form of shares of our common stock.

Effective April 15, 2023, the annual retainer for non-employee directors will be increased from $97,500 to $107,500 and the additional annual retainers for (i) Lead Director will be increased from $25,000 to $32,500, (ii) Audit Committee chair will be increased from $24,000 to $27,500, and (iii) Compensation Committee chair will be increased from $15,000 to $20,000. Otherwise, the cash compensation of our non-employee directors in 2023 will be the same as that described for 2022.

Equity-Based Compensation

In addition to cash compensation, our non-employee directors receive annual equity-based compensation consisting of fully-vested stock with an aggregate grant date value equal to $130,000, subject to the terms and conditions of the Antero Midstream Corporation Long Term Incentive Plan (“AM LTIP”) and the agreements pursuant to which such awards are granted. These awards are granted in arrears on a quarterly basis, so each installment has a grant date fair value of approximately $32,500.

Effective April 15, 2023, the annual equity-based compensation for non-employee directors will be increased from an aggregate grant date value of $130,000 to $142,500.

- 2023 Proxy Statement 30

Back to Contents

Fees

For 2022, the directors who are members of Board committees were eligible to receive a fee of $1,500 for each committee meeting attended in excess of ten meetings for such committee per calendar year (up to a maximum of $22,500 per committee).

Directors are also reimbursed for reasonable expenses incurred to attend meetings and activities of the Board or its committees, and to attend and participate in general education and orientation programs for directors.

Stock Ownership Guidelines

Under our stock ownership guidelines, within five years of being elected or appointed to the Board or five years from the adoption of the policy, whichever is later, a non-employee director, other than Mr. Keenan, is required to own shares of our common stock with a fair market value equal to at least five times the amount of the annual cash retainer. These stock ownership guidelines are designed to align our directors’ interests more closely with those of our stockholders. The guidelines were adopted less than five years from the measurement date in 2022. As a result, each of our non-employee directors still has additional time remaining to achieve compliance with the stock ownership guidelines. For information regarding stock ownership guidelines applicable to our executive officers, please see “Compensation Discussion and Analysis—Other Matters—Stock Ownership Guidelines.”

2022 Non-Employee Director Compensation

The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Nancy E. Chisholm(3)	30,000	—	30,000
Peter A. Dea	110,625	129,980	240,605
W. Howard Keenan, Jr.	110,625	129,980	240,605
David H. Keyte	168,625	129,980	298,605
Brooks J. Klimley	140,625	129,980	270,605
John C. Mollenkopf	118,125	129,980	248,105
Janine J. McArdle	118,125	129,980	248,105
Rose M. Robeson(4)	98,375	64,992	163,367
(1)	Includes annual cash retainer, committee fees, committee chair fees and meeting fees earned during fiscal 2022.
(2)	Amounts in this column reflect the aggregate grant date fair value of shares granted under the AM LTIP to each non-employee director during fiscal year 2022, computed in accordance with the rules of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). See Note 12 to our consolidated financial statements on Form 10-K for the year ended December 31, 2022, for additional detail regarding assumptions underlying the value of these equity awards.
(3)	Ms. Chisholm was appointed to the Board, effective as of December 5, 2022.
(4)	Ms. Robeson was an independent director who was served on the Board until June 7, 2022, when she did not stand for re-election at the 2022 annual meeting of shareholders.

- 2023 Proxy Statement 31

Back to Contents

ITEM TWO:    RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP as Antero Midstream’s independent registered public accounting firm for the year ending December 31, 2023. KPMG LLP has audited Antero Midstream’s and its predecessor’s financial statements since 2016 as well as the financial statements of Antero Midstream Partners LP since 2013. The Audit Committee annually evaluates the accounting firm’s qualifications to continue to serve Antero Midstream. In evaluating the accounting firm, the Audit Committee considers the reputation of the firm and the local office, the industry experience of the engagement partner and the engagement team, and the experience of the engagement team with clients of similar size, scope and complexity as Antero Midstream. The Audit Committee is directly involved in the selection of the new engagement partner when rotation is required every five years in accordance with SEC rules. KPMG LLP completed the audit of Antero Midstream’s annual consolidated financial statements for the year ended December 31, 2022, on February 15, 2023.

The Board is submitting the selection of KPMG LLP for ratification at the Annual Meeting. The submission of this matter for ratification by stockholders is not legally required, but the Board and the Audit Committee believe the ratification proposal provides an opportunity for stockholders to communicate their views about an important aspect of corporate governance. If our stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider, but will not be required to rescind, the selection of that firm as Antero Midstream’s independent registered public accounting firm.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, and are expected to be available to respond to appropriate questions.

The Audit Committee has the authority and responsibility to retain, evaluate and replace Antero Midstream’s independent registered public accounting firm. Stockholder ratification of the appointment of KPMG LLP does not limit the authority of the Audit Committee to change Antero Midstream’s independent registered public accounting firm at any time.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS ANTERO MIDSTREAM’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023.

- 2023 Proxy Statement 32

Back to Contents

AUDIT MATTERS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Audit Committee Report

Pursuant to its charter, the Audit Committee’s principal functions include: (i) overseeing the accounting and financial reporting process of Antero Midstream and audits of Antero Midstream’s financial statements (ii) the appointment, compensation, retention and oversight of the work of the independent auditors hired for the purpose of issuing an audit report or performing other audit, review or attest services for Antero Midstream; (iii) pre-approving audit or non-audit services proposed to be rendered by Antero Midstream’s independent registered public accounting firm; (iv) annually reviewing the qualifications and independence of the independent registered public accounting firm’s engagement partner and other senior personnel who are providing services to Antero Midstream; (v) overseeing Antero Midstream’s internal auditor and reviewing the internal auditor’s reports and annual internal audit plan; (vi) reviewing with management and the independent registered public accounting firm Antero Midstream’s annual and quarterly financial statements, earnings press releases, and financial information and earnings guidance provided to analysts and ratings agencies; (vii) approving or ratifying certain related party transactions as set forth in Antero Midstream’s Related Persons Transactions Policy; (viii) reviewing with management Antero Midstream’s major financial risk exposures; (ix) assisting the Board in monitoring compliance with legal and regulatory requirements relating to financial, accounting, auditing and related compliance matters; (x) preparing the report of the Audit Committee for inclusion in Antero Midstream’s proxy statement; and (xi) annually reviewing and reassessing its performance and the adequacy of its charter.

While the Audit Committee has the responsibilities and powers set forth in its charter, and Antero Midstream’s management and the independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Antero Midstream’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

In performing its oversight role, the Audit Committee has reviewed and discussed Antero Midstream’s audited financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable standards and regulations of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has received the written disclosures and the written statement from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also has considered whether the provision of non-audit services by the independent registered public accounting firm to Antero Midstream is compatible with maintaining the firm’s independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board that Antero Midstream’s audited financial statements for the year ended December 31, 2022, be included in the Form 10-K, which was filed with the SEC on February 15, 2023.

Members of the Audit Committee*:

David H. Keyte (Chairman)
Nancy E. Chisholm
Brooks J. Klimley
Janine J. McArdle
John C. Mollenkopf

*	Includes all members of the Audit Committee as of the time the Audit Committee Report was approved for inclusion in this Proxy Statement.

- 2023 Proxy Statement 33

Back to Contents

Audit and Other Fees

The table below sets forth the aggregate fees and expenses billed by KPMG LLP for the last two fiscal years to Antero Midstream (in thousands):

	For the Years Ended December 31,
	2021	2022
Audit Fees(1)
Audit and Quarterly Reviews	$672	$770
Other Filings	—	—
SUBTOTAL	672	770
Audit-Related Fees(2)	135	—
Tax Fees	—	—
All Other Fees	—	—
TOTAL	$807	$770
(1)	Includes (a) the audit of Antero Midstream’s annual consolidated financial statements included in the Annual Report on Form 10-K and internal controls over financial reporting and review of Antero Midstream’s quarterly financial statements included in Quarterly Reports on Form 10-Q, and (b) the audit of the financial statements of Antero Midstream Partners LP.
(2)	Represents fees related to review of Antero Midstream’s other filings with the SEC, including review and preparation of registration statements, comfort letters and consents.

The charter of the Audit Committee and its pre-approval policy require the Audit Committee to review and pre-approve the independent registered public accounting firm’s fees for audit, audit-related, tax and other services. The Chairman of the Audit Committee has the authority to grant pre-approvals up to a certain limit, provided such approvals are within the pre-approval policy and are ratified by the Audit Committee at a subsequent meeting. For the year ended December 31, 2022, the Audit Committee approved all of the services described above.

- 2023 Proxy Statement 34

Back to Contents

ITEM THREE:    ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our policies are conceived with the intention of attracting and retaining highly qualified individuals capable of contributing to the creation of value for our stockholders. Our compensation program for 2022 was designed to be competitive with market practices and to align the interests of our Named Executive Officers with those of Antero Midstream and its stockholders.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy for calendar year 2022. The Compensation Committee and the Board believe that our compensation practices for 2022 were effective in implementing our guiding principles.

Pursuant to Section 14A of the Exchange Act, we are submitting this annual proposal to our stockholders for an advisory vote to approve the compensation of our Named Executive Officers. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation of our Named Executive Officers for 2022. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers for 2022 and the principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of Antero Midstream Corporation approve, on an advisory basis, the compensation of its named executive officers during 2022 as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosures.”

As this is an advisory vote, the result is not likely to affect previously granted compensation. The Compensation Committee will consider the outcome of the vote when evaluating our compensation practices going forward.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

- 2023 Proxy Statement 35

Back to Contents

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides details on the following matters:

•	Our 2022 say-on-pay advisory vote;
•	Our 2022 executive compensation program and the compensation awarded under that program;
•	Material actions taken with respect to our 2023 executive compensation program; and
•	Pertinent executive compensation policies.

2022 Named Executive Officers

The table below sets forth the name and principal position of each of our 2022 Named Executive Officers.

Name	Principal Position
Paul M. Rady	Chairman of the Board, Chief Executive Officer and President
Michael N. Kennedy	Director and Senior Vice President—Finance and Former Chief Financial Officer
W. Patrick Ash	Senior Vice President—Reserves, Planning and Midstream
Yvette K. Schultz	Chief Compliance Officer, Senior Vice President—Legal, General Counsel and Corporate Secretary
Brendan E. Krueger	Chief Financial Officer, Treasurer and Vice President—Finance

2022 Say-on-Pay Advisory Vote

At the Company’s 2022 annual meeting, our stockholders were asked to approve, on an advisory basis, the compensation of the Named Executive Officers. Advisory votes in favor of our executive compensation program were cast by approximately 94% of the shares of common stock counted as present and entitled to vote at such meeting.

The Compensation Committee considered the results of the “Say-on-Pay” vote when evaluating the compensation of the Named Executive Officers in 2022. We have continued, and plan to continue, seeking to engage in stockholder outreach regarding executive compensation programs.

Compensation Philosophy and Objectives of Our Compensation Program

We seek to attract, retain, and motivate exceptional executive talent by providing our executives with a competitive mix of fixed, time-based and performance-based compensation. Our performance-based compensation program focuses on motivating returns and value creation per share, disciplined capital investment, efficient operations, and generation of distributable cash flow. We believe our compensation philosophy and practices for 2022 promote a strong alignment between Named Executive Officer pay and Company performance.

- 2023 Proxy Statement 36

Back to Contents

Compensation Best Practices

Our Compensation Committee is committed to maintaining compensation best practices and employing methods that motivate our executives to create long-term value while minimizing risk to investors. The following table highlights the compensation best practices we followed during 2022 with respect to our Named Executive Officers:

What We Do
Target reasonable compensation levels relative to peers with a focus on performance-based and at-risk components
Enforce robust minimum stock ownership guidelines
Evaluate the risk of our compensation programs
Include performance based long-term incentives
Use and review compensation tally sheets
Engage an independent compensation consultant
Maintain a clawback policy
What We Don’t Do
No tax gross ups for executive officers
No severance arrangements for Named Executive Officers
No guaranteed bonuses for Named Executive Officers
No management contracts
No granting stock options with an exercise price less than the fair market value of the Company’s common stock on the date of grant outside of transactional context (e.g., substitution of pre-existing target company awards for Company awards in an acquisition)
No reduction of the exercise price of an outstanding stock option without stockholder approval outside of transactional context (e.g., substitution of pre-existing target company awards for Company awards in an acquisition)
No hedging or pledging of Company stock
No separate benefit plans for Named Executive Officers
No excessive perquisites

Implementing Our Compensation Program Objectives

Role of the Compensation Committee

The Compensation Committee oversees all elements of our executive compensation program and has the final decision-making authority on all executive compensation matters. Each year, the Compensation Committee reviews, modifies (if necessary), and approves the goals and objectives relevant to the compensation of all Named Executive Officers, as well as the executive compensation program as a whole, including performance goals for the annual cash incentive program, if applicable, and long-term equity awards. In addition, the Compensation Committee is responsible for reviewing the performance of the Chief Executive Officer within the framework of our executive compensation goals and objectives. Our Chief Executive Officer, together with our Senior Vice President—Finance, review the performance of the other Named Executive Officers. These evaluations are taken into account when setting the compensation for our Named Executive Officers.

Actual compensation decisions for individual officers are the result of a subjective analysis of a number of factors, including the individual officer’s role within our organization, performance, experience, skills or tenure with us, changes to the individual’s position, and relevant trends in compensation practices.

The Compensation Committee also considers a Named Executive Officer’s current and prior aggregate compensation when setting future compensation. The Compensation Committee determines whether adjustments to compensation are necessary to adopt emerging best practices, reflect Company performance, retain each executive or provide additional or different performance incentives. Thus, the Compensation Committee’s decisions regarding compensation are the result of the exercise of judgment based on all reasonably available information.

- 2023 Proxy Statement 37

Back to Contents

Role of the Antero Resources Compensation Committee and Allocation of Compensation Expenses

Our Named Executive Officers provide services to us and to Antero Resources. In 2022, the Compensation Committee and the Antero Resources Compensation Committee (the “AR Compensation Committee”) each separately discussed its Named Executive Officer’s aggregate total cash compensation and then approved an aggregate total 2022 base salary and 2022 target bonus for services our Named Executive Officers provide to both Antero Resources and Antero Midstream. Cash compensation included base salary and annual cash incentives in 2022. Antero Resources pays all elements of cash compensation to, and provides all benefits for, our Named Executive Officers. The Company reimburses Antero Resources for a portion of base salaries paid to our Named Executive Officers based on the percentage of all non-compensation general and administrative expenses attributable to each company and calculated quarterly on gross property and equipment, capital expenditure and labor costs, the last of which is calculated based on an estimate of how much time our employees spend providing services to us, in the aggregate, during each quarter (the “Reimbursement Percentage”). The Company reimbursed Antero Resources for a portion of our Named Executive Officer’s base salary that equaled 27.5% for each of the four quarters in 2022 (the “2022 NEO AM Reimbursement Percentage”). The Compensation Committee established its own performance metrics for its annual cash incentive program, and reimbursed Antero Resources for all amounts paid pursuant to the Company’s annual cash incentive program.

We reimburse Antero Resources for the portion of the cost of all health and welfare benefits, employer 401(k) contributions, and the limited perquisites Antero Resources provides to our Named Executive Officers that are attributable to services provided to us. This amount is calculated as the product of the total cost of such benefits and the 2022 NEO AM Reimbursement Percentage.

The Compensation Committee established the value of the long-term incentive awards that we granted to our Named Executive Officers at a level compared to similarly situated executives in the peer group, reviewing the Company’s performance and in consultation with the Company’s independent compensation consultant. The Compensation Committee believes the value granted will motivate and reward longer-term strategy development and execution by the Company.

Consistent with the allocation of compensation expense for our Named Executive Officers described above, unless otherwise indicated, the information included in this Compensation Discussion and Analysis, as well as the tables that follow, only pertains to the compensation paid by us for services our Named Executive Officers provided to us in 2022. For information regarding compensation paid to our Named Executive Officers for services provided to Antero Resources in 2022, please see the Proxy Statement filed by Antero Resources on April 27, 2023.

Role of Management

The Chief Executive Officer, together with our Senior Vice President—Finance, typically provide recommendations to the Compensation Committee regarding the compensation levels for the other Named Executive Officers and for our executive compensation program as a whole. In making their recommendations, the Chief Executive Officer and the President or Senior Vice President—Finance, as applicable, consider each Named Executive Officer’s performance during the year, the Company’s performance during the year, compensation levels of similarly situated executives of companies with which we compete for executive talent, and independent oil and gas company compensation surveys. The Compensation Committee considers these recommendations when reviewing the performance of, and setting compensation for, the other executive officers.

- 2023 Proxy Statement 38

Back to Contents

Role of External Advisors

The Compensation Committee has the authority to retain an independent executive compensation consultant. For 2022, the Compensation Committee retained NFP Compensation Consulting (“NFPCC”), formerly Longnecker & Associates. In compliance with the SEC and NYSE disclosure requirements, the Compensation Committee reviewed the independence of NFPCC under six independence factors. After its review, the Compensation Committee determined that NFPCC was independent.

In 2022, NFPCC:

•	Collected and reviewed all relevant Company information, including our historical compensation data and our organizational structure;
•	With input from management, the Compensation Committee evaluated the peer group of companies to use for executive compensation comparisons and made recommendations regarding modifications;
•	Assessed our compensation program’s position relative to market for our Named Executive Officers and other vice presidents and relative to our stated compensation philosophy;
•	Prepared a report of its analysis, findings and recommendations for our executive compensation program; and
•	Completed other ad hoc assignments, such as helping with the design of incentive arrangements.

NFPCC’s reports were provided to the Compensation Committee in 2022 and also used by Messrs. Rady and Kennedy in making their recommendations to the Compensation Committee.

Competitive Peer Analysis

When assessing the soundness of our compensation programs, the Compensation Committee compares the pay practices for our Named Executive Officers against the pay practices of other companies. This process recognizes our philosophy that our compensation practices should be competitive, though marketplace information is only one of the many factors we consider.

Messrs. Rady and Kennedy, the Compensation Committee used market compensation data provided by NFPCC to assess the total compensation levels of our Named Executive Officers relative to market. Market data is developed by comparing each executive officer’s compensation with that of similarly situated officers of companies in the Peer Group (described below) and of oil and gas companies in general. In determining whether an officer is similarly situated, we consider the specific responsibilities assumed by our executives and executives at other organizations, and give greater weight to Peer Group data if a position appears comparable to the position of one of our Named Executive Officers. Otherwise, we supplement Peer Group data with industry data from the 2022 Oil and Gas E&P Industry Compensation Survey prepared by Effective Compensation, Incorporated.

Peer Group

NFPCC recommended and approved a peer group for use in determining compensation for 2022 of onshore publicly traded oil and gas companies that are reasonably similar to Antero Resources in terms of size and operations. Further, we believe these companies are properly aligned with Antero Resources across financial metrics such as revenue, market capitalization, and enterprise value, complexity and geography of operations. Because aggregate total cash compensation for our Named Executive Officers is set by both the Compensation Committee and the AR Compensation Committee, a single peer group is used for this joint analysis. Over two-thirds of the compensation our Named Executive Officers receives is for services provided to Antero Resources. As a result, a peer group composed of peer companies of Antero Resources, rather than a peer group composed of our peer companies, is used to establish total target compensation for our Named Executive Officers. We refer to the following ten companies as the “Peer Group”:

- 2023 Proxy Statement 39

Back to Contents

2022 APPROVED PEER GROUP

Company	Ticker
APA Corp.	APA
Coterra Energy Inc.	CTRA
CNX Resources Corporation	CNX
Continental Resources, Inc.	CLR
Devon Energy Corporation	DVN
Diamondback Energy Inc.	FANG
EQT Corporation	EQT
Ovintiv Inc.	OVV
Range Resources Corporation	RRC
Southwestern Energy Company	SWN

In addition to referencing the Peer Group companies in structuring our 2022 compensation program, the Compensation Committee reviewed compensation paid by certain other midstream companies to confirm the reasonableness of our compensation program as compared to other companies in our sector, but did not benchmark compensation against this group of companies.

Positioning Versus Market

In determining compensation for 2022, the Compensation Committee determined that it was appropriate to target the 75th percentile of the Peer Group for base salaries, target annual cash incentive awards, and long-term equity-based incentive awards. This increase in target compensation from the 50th percentile to the 75th percentile of the Peer Group was made after consultation with NFPCC and after a review of individual Named Executive Officer and Company performance. The Compensation Committee feels that this increase in targeted compensation was not only appropriate but important to retain, appropriately reward, and motivate our world-class executive team, particularly in light of:

•	the Company’s total shareholder return;
•	successful management of two separate publicly traded companies; and
•	an increasingly competitive talent market.

Key 2021 performance highlights include:

•	Organically expanded asset base adding 26 miles of gathering pipelines and 240 MMcf/d of compression capacity;
•	Generation of Adjusted EBITDA near the high end of our 2021 guidance range; and
•	Delivery of asset uptime of over 99%.

As noted throughout this Compensation Discussion and Analysis, targeted compensation levels are only one of many factors considered by the Compensation Committee when setting compensation levels for our Named Executive Officers.

- 2023 Proxy Statement 40

Back to Contents

Elements of Direct Compensation

Our Named Executive Officers’ compensation for 2022 included the key components described below.

Pay Component	Form of Pay	How Amount is Determined	Objective
Base salary	Cash	Market-competitive amount that reflects the executive’s relative skills, responsibilities, experience and contributions	Provide a minimum, fixed level of cash compensation
Annual Incentive Awards	Cash	Free Cash Flow After Dividends, Net Debt / EBITDA, Return on Invested Capital and ESG	Encourage short-term financial and operational performance that is aligned with our business strategy and will lead to long-term stockholder value
Long-term incentive awards	Performance share units	Three-year ROIC	Encourage efficient capital investments to produce quality earnings
	Restricted stock units	33% vests on each of the first three anniversaries of grant	Provide a strong retention mechanism; alignment with stockholders since value is tied to stock price

With respect to the compensation attributable to services provided to us by our Named Executive Officers, the components of our Named Executive Officers’ compensation for 2022, calculated based on amounts reported for 2022 in the Summary Compensation Table below, except that target annual incentive levels are used rather than actual 2022 annual incentive award levels, were distributed as follows:

Base Salaries

Base salaries are designed to provide a minimum, fixed level of cash compensation for services rendered during the year. In addition to providing a base salary that is competitive with salaries paid by other independent oil and gas exploration and production companies, the Compensation Committee also considers whether our pay levels appropriately align each Named Executive Officer’s base salary level relative to the base salary levels of our other officers. Our objective is to have base salaries that accurately reflect each officer’s relative skills, experience and contributions to the Company. To that end, annual base salary adjustments are based on a subjective analysis of many individual factors, including:

•	the responsibilities of the officer;
•	the period over which the officer has performed those responsibilities;
•	the scope of, and level of expertise and experience required for the officer’s position;
•	the strategic impact of the officer’s position; and
•	the potential future contribution and demonstrated individual performance of the officer.

- 2023 Proxy Statement 41

Back to Contents

In addition to the individual factors listed above, the Compensation Committee considers our overall business performance and implementation of Company objectives when determining annual base salaries. While these metrics generally provide context for making salary decisions, base salary decisions do not depend on attainment of specific goals or performance levels, and no specific weighting is given to one factor over another.

Base salaries are reviewed annually, but are not increased if the Compensation Committee, in discussion with the AR Compensation Committee, believes that (1) our executives are currently compensated at proper levels in light of Company performance or external market factors, or (2) an increase or addition to other elements of compensation would be more appropriate in light of our stated objectives.

In March of 2022, the Compensation Committee approved the increase of base salary levels for each of the Named Executive Officers in an effort to align generally their base salary levels with the 75th percentile base salary levels for similarly situated executives at the Peer Group. The Compensation Committee decided to target the 75th percentile due to the fact that they believe that the Company’s management team is one of the best amongst its peers. The Compensation Committee looked to the 2021 TSR of 40%. In addition, key 2021 operating results were also considered, such as generating Adjusted EBITDA near the high end of our 2021 guidance range. These factors show that management has a disciplined plan to invest wisely and follow operations that are in the best interests of shareholders and management should be compensated at the 75th percentile to recognize their role in increasing shareholder value. The Compensation Committee also took into account the other factors listed above when setting base salary levels for each of the Named Executive Officers. As a result, final base salary levels may differ from the 75th percentile of peers.

The table below reflects the portion of the base salary allocated to the Company in 2022 for each Named Executive Officer. For additional information, see “Implementing Our Compensation Program Objectives—Role of the Antero Resources Compensation Committee and Allocation of Compensation Expenses” above.

Executive Officer	2022 Allocated Base Salary	Percentage Change in Aggregate Base Salary from 2021 to 2022(1)
Paul M. Rady	$357,500	25%
Michael N. Kennedy	$181,500	23%
W. Patrick Ash	$159,500	33%
Yvette K. Schultz	$130,625	(2)
Brendan E. Krueger	$126,500	41%
(1)	The amount of base salary allocated to the Company changes from year to year based on the NEO AM Reimbursement Percentage for that year. As a result, increases or decreases in the amount of base salary allocated to the Company may not indicate an increase or decrease in the executive’s aggregate base salary. This column indicates the increase in aggregate base salary paid to the Named Executive Officers for services provided to both the Company and Antero Resources that was approved by both the Compensation Committee and the AR Compensation Committee.
(2)	Ms. Schultz was not a Named Executive Officer during 2021.

Annual Cash Incentive Awards

Purpose and Operation

Annual cash incentive payments, which we also refer to as cash bonuses, are a key component of each Named Executive Officer’s annual compensation package. The Compensation Committee adopted bonus targets for each of the Named Executive Officers, expressed as a percentage of base salary.

The Compensation Committee, based on analysis provided by its independent consultant, NFPCC, determined that a slight increase from 120% to 130% was appropriate for Mr. Rady and from 80% to 85% for Mr. Krueger to align their compensation with the 75th percentile of the 2022 Peer Group. The

- 2023 Proxy Statement 42

Back to Contents

Compensation Committee did not elect to increase the target bonus percentage for any other Named Executive Officer except for Ms. Schultz, whose target bonus percentage was increased in connection with her appointment as Chief Compliance Officer, SVP – Legal and General Counsel on January 1, 2022. The bonus target percentages for our Named Executive Officers for 2022 were as follows:

Executive Officer	Target Bonus (as a % of base salary)
Paul M. Rady	130%
Michael N. Kennedy	100%
W. Patrick Ash	85%
Yvette K. Schultz.	85%
Brendan E. Krueger	85%

2022 Performance Metrics

The maximum payout opportunity under the annual incentive program is 200% of the Named Executive Officer’s target bonus.

In April 2022, the Compensation Committee approved an annual incentive plan for the 2022 fiscal year. The 2022 annual incentive plan uses the same metrics and weightings as the 2021 program. This structure is intended to provide payout levels that are consistent with our stockholders’ investment objectives, while remaining competitive with companies with which we compete for executive talent.

In April of 2022 the Compensation Committee selected the following metrics, weightings and performance levels for the 2022 annual cash incentive program.

Selected Metrics	Weighting	Threshold Performance (50%)	Target Performance (100%)	Maximum (200%)	Performance Score (% of Target)	Weighted Score
Free Cash Flow after Dividends ($ Millions)					147.4%	36.8%
Net Debt/EBITDA					84.3%	25.3%
Return on Invested Capital					134.6%	40.4%
ESG		Qualitative Assessment			200%	30%
					Preliminary Total	132.5%
					Discretionary Increase	12.5%
					Total	145%

- 2023 Proxy Statement 43

Back to Contents
Metric	Definition	Rationale
Free Cash Flow after Dividends	Adjusted EBITDA less interest expense and accrual-based capital expenditures and dividends declared for the year, as presented in the full year earnings press release furnished as exhibit 99.1 to the Form 8-K filed with the SEC on February 15, 2023. Adjusted EBITDA means Net Income plus interest expense, income tax expense, amortization of customer relationships, depreciation expense, impairment expense, loss on asset sale, loss on early extinguishment of debt, accretion of asset retirement obligations, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, plus distributions from unconsolidated affiliates, as presented in the full year earnings press release furnished as exhibit 99.1 to the Form 8-K filed with the SEC on February 15, 2023 and our Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 15, 2023.	Generating Free Cash Flow after Dividends is essential to ensure Antero Midstream can internally finance capital investments, support return of capital to shareholders and maintain a strong balance sheet.
Net Debt/ EBITDA	Year end 2022 Net Debt divided by 2022 full year adjusted EBITDA. Net Debt is calculated as consolidated total debt, excluding unamortized debt premiums and debt issue costs, less cash and cash equivalents, as presented in the full year earnings press release furnished as exhibit 99.1 to the Form 8-K filed with the SEC on February 15, 2023.	Managing the balance sheet and leverage is essential for efficiently growing the business while maximizing returns to shareholders. Net Debt/ EBITDA is a key debt coverage ratio that motivates management to minimize debt relative to cash flow.
Return on Invested Capital (ROIC)	Earnings before interest and taxes (“EBIT”) excluding amortization of customer relationships, impairment expense, loss on asset sale, loss on early extinguishment of debt, and the tax effects of such amounts, divided by average total liabilities and stockholder’s equity, excluding current liabilities, intangible assets and impairment of property and equipment in order to derive an operating asset driven ROIC calculation, as presented in the full year earnings press release furnished as exhibit 99.1 to the Form 8-K filed with the SEC on February 15, 2023.	ROIC is used as a performance metric that measures the efficiency of our capital investments and quality of our earnings. ROIC is a metric that many investors consider when assessing the performance of companies in our sector.
ESG	The Compensation Committee of our Board considered the company’s ESG plan in this assessment, which included non-financial performance goals to: continue progress towards meeting our 2025 climate goals, demonstrate leading safety performance compared to industry peers, reduce the number of reportable spills, provide a safe environment for our employees and contractors as we navigate the Covid-19 pandemic, enhance reporting on company community engagement and relations efforts, conduct a climate risk analysis as required by the Taskforce on Climate-related Financial Disclosures, create an inter-departmental ESG Advisory Council to manage ESG challenges and opportunities throughout the organization, require employee training with respect to the following company policies: Human Labor and Indigenous Rights, Diversity and Inclusion, and Supplier Code of Conduct.

These functions are critical to the success of the business and the execution of our overall strategy. Our people are motivated to work in a safe environment that shows progress toward sustainable environmental goals.

When determining the performance score for the ESG metric the Compensation Committee considered an evaluation by the ESG Committee assessing progress on ESG goals in 2022. The ESG Committee concluded that we exceeded expectations with regard to these goals. As a result, the Compensation Committee awarded a performance score above the target level.

2022 Annual Incentive Program Payouts

When determining the performance score for the ESG metric the Compensation Committee considered an evaluation by the ESG Committee assessing progress on ESG goals in 2022. The ESG Committee concluded that we substantially exceeded expectations with regard to these goals. Key goals during 2022 were: developed emissions displacement technology to eliminate GHG emissions from pigging terminals (patent pending); a decrease of 59% in TRIR results from the prior year; 100% participation in mandatory policy training (Human Rights/ Indigenous, Diversity and Inclusion, and Supplier Code of Conduct). As a result, the Compensation Committee awarded a performance score at the maximum level.

After giving consideration to the results of the Annual Incentive Program of 132.5%, the Compensation Committee felt that such result did not adequately

- 2023 Proxy Statement 44

Back to Contents

reflect the performance of the Named Executive Officers, and as a result, the Compensation Committee increased the Annual Incentive Program payout to reflect 145% of target performance. The Compensation Committee considered market based information presented by its compensation consultant, in addition the Compensation Committee considered the Company’s superior stock performance (2022 TSR of 22%, in the top quarter of midstream companies) and operating results. The Compensation Committee also reviewed performance with respect to each metric after giving the full year effect of the October 2022 acquisition of Marcellus gas gathering and compression assets and the December 2022 acquisition of Utica compression assets, which amounted to approximately a 145% of target payout percentage.

Key Operating Results included:

•	generation of Adjusted EBITDA near the high end of our 2022 guidance range;
•	capital expenditures of $265 million, below the guidance of $275 to $300 million; and
•	expansion of asset base through attractive bolt-on acquisitions extending our underlying dedicated inventory to over 20 years.

The 2022 annual cash bonus amounts reported below reflect the portion of the annual cash bonus for each Named Executive Officer allocated to the Company. For additional information, see “Implementing Our Compensation Program Objectives—Role of the Antero Resources Compensation Committee and Allocation of Compensation Expenses” above. The amounts below are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Executive Officer	Preliminary Percentage of 2022 Target Bonus Paid for 2022 Performance	Preliminary Allocated 2022 Annual Cash Bonus Payments(1)	Final Percentage of 2022 Target Bonus to be paid for 2022 Performance	Final Allocated 2022 Annual Cash Bonus Payments(2)
Paul M. Rady	132.5%	$615,794	145%	$673,888
Michael N. Kennedy	132.5%	$240,488	145%	$263,175
W. Patrick Ash	132.5%	$179,637	145%	$196,584
Yvette K. Schultz	132.5%	$147,116	145%	$160,995
Brendan E. Krueger	132.5%	$142,471	145%	$155,911
(1)	The amounts in this column are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, below.
(2)	The portion of the annual cash bonus payments attributable to the Compensation Committee’s discretionary increase is reported in the “Bonus” column of the Summary Compensation Table, below.

Long-Term Incentive Awards

2022 Long-Term Incentive Awards

Largely as a result of the COVID-19 pandemic and the resulting uncertainty around the stock market and the commodities market, the Compensation Committee elected to focus on retention and in 2020 and 2021 granted only restricted stock units. In 2022, the Compensation Committee granted 75% time-based restricted stock units (or “RSUs”) and 25% performance share units (or “PSUs”) to our Named Executive Officers pursuant to the AM LTIP. The Compensation Committee decided to add the performance component to incent management to make sound capital investment decisions that align with shareholder value creation.

The performance share units have a performance period from January 1, 2022 through December 31, 2024 and vest based on the Company’s return on invested capital (“ROIC”). The Compensation Committee selected ROIC as the performance metric for the performance share units. ROIC is a metric that many investors consider when assessing the performance of companies in our sector. The performance share units vest as follows, with vesting between performance levels calculated using linear interpolation.

- 2023 Proxy Statement 45

Back to Contents
	Below Threshold	Threshold	Target	Maximum
ROIC for the Company	< 85% of Target ROIC	85% of Target ROIC	Target ROIC	115% of Target ROIC
Percentage of Target Amount of PSUs that are Earned*	0%	50%	100%	200%

The restricted stock units granted to our Named Executive Officers in 2022 vest ratably on the first three anniversaries of the date of grant, subject to continued service. The Compensation Committee reduced the vesting period from four years, as in prior years, to three years to be more in line with market practice.

Target Value of Long-Term Incentive Awards

The table below shows the values approved by the Compensation Committee for the annual long-term incentive awards granted to our Named Executive Officers in 2022. These vaules were established by the Compensation Committee in an effort to align target equity compensation values with the 75th percentile of the 2022 Peer Group.

Executive Officer	2022 Target Long-Term Incentive Value(1)
Paul M. Rady	$9,500,000
Michael N. Kennedy	$3,250,000
W. Patrick Ash	$2,600,000
Yvette K. Schultz	$2,500,000
Brendan E. Krueger	$2,000,000
(1)	The amounts set forth in this column differ from the amounts set forth under the “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal Year 2022” below, as these amounts were set by the Compensation Committee and then divided by the closing price on the applicable date of grant to determine the number of restricted stock units and target performance share units to be granted. The amounts set forth under “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal Year 2022” below reflect the grant date fair value of the number of restricted stock units and target performance share units granted, as computed in accordance with FASB ASC Topic 718, resulting in a slightly lower value attributable to the grants under those tables.

The number of restricted stock units and performance share units granted to our Named Executive Officers in 2022 are described more fully under “Grants of Plan-Based Awards for Fiscal Year 2022” below.

Other Benefits

Health and Welfare Benefits

Our Named Executive Officers are eligible to participate in all of Antero Resources’ employee health and welfare benefit arrangements on the same basis as other employees of Antero Resources (subject to applicable law). These arrangements include medical, dental, vision and disability insurance, as well as health savings accounts.

These benefits are provided to ensure that we and Antero Resources can competitively attract and retain officers and other employees. This is a fixed component of compensation, and these benefits are provided on a non-discriminatory basis to all Antero Resources employees.

- 2023 Proxy Statement 46

Back to Contents

Retirement Benefits

Antero Resources maintains an employee retirement savings plan through which employees may save for retirement or future events on a tax-advantaged basis. Participation in the 401(k) plan is at the discretion of each individual Antero Resources employee, and our Named Executive Officers participate in the plan on the same basis as all other employees. The plan permits Antero Resources to make discretionary matching and non-elective contributions.

During 2022, Antero Resources matched 100% of the first 4% of eligible compensation that employees contributed to the plan. We increased this amount to 6% effective January 1, 2022. These matching contributions are immediately fully vested. As part of our general and administrative expense, we reimbursed Antero Resources for a portion of these matching contributions.

Perquisites and Other Personal Benefits

We believe the total mix of compensation and benefits provided to our Named Executive Officers is currently competitive. Therefore, perquisites do not play a significant role in our Named Executive Officers’ total compensation.

2023 Compensation Decisions

Base Salaries

In March 2023, after comparing base salary levels to those of similarly situated executives in the 2023 peer group, reviewing the Company’s performance during 2022, and discussing the recommendations of Messrs. Rady and Kennedy and NFPCC, the Compensation Committee approved the following increases to base salary for the Named Executive Officers who continue to serve as executive officers during 2023:

Executive Officer	2022 Allocated Base Salary	2023 Allocated Base Salary(1)	Percentage Increase
Paul M. Rady	$357,500	$393,250	10%
Michael N. Kennedy	$181,500	$199,650	10%
Yvette K. Schultz	$130,625	$143,688	10%
Brendan E. Krueger	$126,500	$139,150	10%
(1)	Allocated base salary included here calculated based on the 2022 NEO AM Reimbursement Percentage. The actual percentage of base salary allocated to the Company for 2023 will not be determinable until the 2023 Reimbursement Percentage is calculated following the end of 2023.

Annual Cash Incentive Awards

In April 2023, the Compensation Committee approved an annual incentive plan for the 2023 fiscal year. The 2023 annual incentive plan mirrors the 2022 annual incentive plan. We believe this structure motivates our Named Executive Officers to accomplish specific objectives that are important to our success and sustainable growth.

Long-Term Incentive Awards

The Compensation Committee granted 75% time-based equity awards and 25% performance-based equity awards to our Named Executive Officers in March 2023. These awards are subject to the terms and provisions of the 2020 AM LTIP and the award agreements pursuant to which they were granted.

- 2023 Proxy Statement 47

Back to Contents

Other Matters

Employment, Severance or Change-in-Control Agreements

We do not maintain any employment, severance or change-in-control agreements with any of our Named Executive Officers.

As discussed below under “Potential Payments Upon a Termination or a Change in Control,” each of our Named Executive Officers would be entitled to receive accelerated vesting of his performance share units and restricted stock units that remain unvested upon their termination of employment with us under certain circumstances or upon the occurrence of certain corporate events.

Stock Ownership Guidelines

Following the closing of the Simplification Transactions, we adopted stock ownership guidelines, pursuant to which our executive officers are required to own a minimum number of shares of our common stock within five years of becoming an executive officer or five years after adoption of the policy, whichever is later. In particular, each of our executive officers is required to own shares of our common stock having an aggregate fair market value equal to at least a designated multiple of the executive officer’s base salary. The guidelines for executive officers are set forth in the table below.

Officer Level	Ownership Guideline
Chief Executive Officer, President, and Chief Financial Officer	5x annual base salary
Vice President	3x annual base salary
Other Officers (if applicable)	1x annual base salary

Compliance with these guidelines is measured as of June 30 of each year. If an individual covered by the ownership guidelines satisfies the guidelines on a prior determination date, a subsequent decrease in our stock price will not cause that executive to be out of compliance on a later determination date. As of June 30, 2022, less than five years had passed since adoption of the policy and, as a result, each of our Named Executive Officers had time remaining to achieve the requisite ownership levels.

Tax and Accounting Treatment of Executive Compensation Decisions

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally imposes a $1 million limit on the amount of compensation paid to “covered employees” (as defined in Section 162(m)) that a public corporation may deduct for federal income tax purposes in any year. The “Tax Cuts and Jobs Act,” enacted in 2017, repealed the performance-based compensation exception to the Section 162(m) deduction limitation for tax years beginning after December 31, 2017. In addition, the Tax Cuts and Jobs Act generally expanded the scope of who is considered a “covered employee.” With these changes, compensation paid to certain of our executives will be subject to the $1 million per year deduction limitation imposed by Section 162(m). While we will continue to monitor our compensation programs in light of the deduction limitation imposed by Section 162(m), our Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders. As a result, we have not adopted a policy requiring that all compensation be fully deductible. The Compensation Committee may conclude that paying compensation at levels in excess of the limits under Section 162(m) is in the best interests of the Company and our stockholders. It is likely that the Company will not be able to deduct for federal income tax purposes a portion of the compensation paid to our Named Executive Officers in 2022.

- 2023 Proxy Statement 48

Back to Contents

Many other Code provisions and accounting rules affect the payment of executive compensation and are generally taken into consideration as our compensation arrangements are developed. Our goal is to create and maintain compensation arrangements that are efficient, effective and in full compliance with these requirements.

Risk Assessment

We have reviewed our compensation policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on our Company. In connection with this risk assessment, we reviewed the design of our compensation and benefits program and related policies and determined that certain features of our programs and corporate governance generally help mitigate risk. Among the factors considered were the mix of cash and equity compensation, the balance between short- and long-term objectives of our incentive compensation, the degree to which programs provide for discretion to determine payout amounts, and our general governance structure.

Our Compensation Committee believes that evaluating overall business performance and implementing Company objectives assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk-management practices.

•	The Compensation Committee believes our overall compensation program provides a reasonable balance between short- and long-term objectives, which helps mitigate the risk of excessive risk-taking in the short term.

•	The metrics that determine ultimate value awarded under our incentive compensation programs are associated with total Company value. We do not believe these metrics create pressure to meet specific financial or individual performance goals.

•	The mix of time- and performance-based equity awards and multi-year vesting of our equity awards discourages excessive risk-taking and undue focus on short-term gains that may not be sustainable.

Due to the foregoing program features, the Compensation Committee concluded that our compensation policies and practices for all employees, including our Named Executive Officers, are not reasonably likely to have a material adverse effect on the Company.

Tally Sheets

The Compensation Committee uses tally sheets as a reference in reviewing and establishing our Named Executive Officers’ compensation. The tally sheets provide a holistic view of all material elements of our Named Executive Officers’ compensation, including base salary, annual cash incentive awards, long-term equity incentive awards and indirect compensation such as perquisites and retirement benefits. Tally sheets also demonstrate the amounts each executive could potentially receive under various termination and change in control scenarios, and include a summary of all shares beneficially owned.

Hedging and Pledging Prohibitions

Our Insider Trading Policy prohibits our Named Executive Officers from engaging in speculative transactions involving our common stock, including buying or selling puts or calls, short sales, purchasing securities on margin, or otherwise hedging the risk of ownership of such securities. The Insider Trading Policy also prohibits our Named Executive Officers from pledging shares of such securities as collateral.

- 2023 Proxy Statement 49

Back to Contents

Clawback Policy

We have adopted a general clawback policy covering long-term incentive award plans and arrangements. The clawback policy applies to our current Named Executive Officers as well as certain of our former Named Executive Officers. Generally, recoupment of compensation would be triggered under the policy in the event of a financial restatement caused by fraud or intentional misconduct. In the event of such misconduct, we may recoup performance-based equity compensation that was granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure during the period in which such misconduct took place. The clawback policy gives the policy administrator discretion to determine whether a clawback of compensation should be initiated in any given case, as well as the discretion to make other determinations, including whether a covered individual’s conduct meets a specified standard, the amount of compensation to be clawed back, and the form of reimbursement. In addition, the AM LTIP generally provides that, to the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Compensation Committee, all awards under the AM LTIP are subject to the provisions of any clawback policy the Company implements.

In October of 2022, the final clawback rules pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 were adopted, and in February of 2023, the New York Stock Exchange proposed listing standards in accordance with the final clawback rules. The Company intends to revise its clawback policy to comply with the final clawback rules and related NYSE listing standards by the applicable deadline.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, and at the recommendation of the Compensation Committee, the Board of Directors has determined that the Compensation Discussion and Analysis should be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Compensation Committee Members*:

David H. Keyte, Chairman
Peter A. Dea
W. Howard Keenan, Jr.

*	Includes all members of the Compensation Committee as of the time the Compensation Committee Report was approved for inclusion in this Proxy Statement.

- 2023 Proxy Statement 50

Back to Contents

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes, with respect to our Named Executive Officers, information relating to the compensation earned for services rendered in all capacities during the fiscal years ended December 31, 2022, 2021, and 2020. The table reflects only the portion of the compensation earned by our Named Executive Officers attributable to their services to the Company, and does not include compensation earned for services provided to Antero Resources or its subsidiaries. See above under “Compensation Discussion and Analysis—Implementing Our Compensation Program Objectives—Role of the Antero Resources Compensation Committee and Allocation of Compensation Expenses” for further discussion of the allocation methodology used.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Paul M. Rady (Chairman of the Board of Directors, Chief Executive Officer and President	2022	357,500	58,094	9,499,982	615,794	3,141	10,534,511
	2021	287,100	—	4,499,995	598,431	3,364	5,388,890
	2020	233,805	322,651	2,131,200	—	3,883	2,691,539
Michael N. Kennedy (Director and Sr. Vice President—Finance)	2022	181,500	200,465	3,249,993	240,488	3,190	3,875,636
	2021	147,900	177,778	999,995	256,902	3,364	1,585,939
	2020	109,000	106,547	2,133,338	—	3,883	2,352,768
W. Patrick Ash (Sr. Vice President—Reserves, Planning & Midstream)	2022	159,500	128,058	2,599,995	179,637	3,190	3,070,380
	2021	120,350	111,111	999,995	177,691	3,364	1,412,511
	2020	99,463	97,225	1,666,670	—	3,883	1,867,241
Yvette K. Schultz (Sr. Vice President—Legal, Chief Compliance Officer, General Counsel)
	2022	130,625	13,879	2,499,986	147,116	3,190	2,794,796

Brendan E. Krueger (Chief Financial Officer, Treasurer and Vice President)	2022	126,500	13,441	1,999,978	142,471	3,190	2,285,579
	2021	89,900	—	499,998	124,925	3,364	718,187
(1)	The amounts reported in this column for 2022 for Messrs. Kennedy and Ash reflect the portion of the special cash retention awards granted to such Named Executive Officers during 2020 that vested and were paid out in 2022, which amounts were $177,778 and $111,111, respectively, and also includes the discretionary increases to the annual incentive plan as approved by the Compensation Committee, which amounts were $22,687 and $16,947, respectively. For all other Named Executive Officers, the amounts reported in this column for 2022 represent the discretionary increases to their annual incentive plan payments as approved by the Compensation Committee.

(2)	The amounts reported in this column for 2022 represent the grant date fair value of restricted stock units and performance share units granted to the Named Executive Officers in 2022 pursuant to the AM LTIP, each as computed in accordance with FASB ASC Topic 718. See Note 12 to our consolidated financial statements on Form 10-K for the year ended December 31, 2022, for additional detail regarding assumptions underlying the value of these equity awards. If the maximum level of performance for the ROIC performance share units granted in 2022 was achieved, then the value of such award granted to Messrs. Rady, Krueger, Kennedy and Ash and Ms. Schultz would be $4,749,985, $999,972, $1,624,997, $1,299,997, and $1,249,982, respectively.

(3)	The amounts reported in this column represent the portion of the annual incentive plan payments made pursuant to actual performance with respect to the originally approved metrics and does not include the discretionary increase of such payments, which is reported in the “Bonus” column of this table.

(4)	The amounts reported in this column for 2022 represent the amount of the Company’s allocated portion of Antero Resource’s 401(k) match for each Named Executive Officer.

- 2023 Proxy Statement 51

Back to Contents

Grants of Plan-Based Awards for Fiscal Year 2022

The table below sets forth the awards granted to our Named Executive Officers during 2022, including awards under the 2022 annual cash incentive plan and restricted stock units and performance share units granted under the AM LTIP.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul M. Rady		232,375	464,750	929,500
ROIC PSUs(5)	4/15/22				105,274	210,549	421,098		2,374,993
RSUs(6)	4/15/22							631,648	7,124,989
Michael N. Kennedy		90,750	181,500	363,000
ROIC PSUs(5)	4/15/22				36,015	72,030	144,060		812,498
RSUs(6)	4/15/22							216,090	2,437,495
W. Patrick Ash		67,788	135,575	271,150
ROIC PSUs(5)	4/15/22				28,812	57,624	115,248		649,999
RSUs(6)	4/15/22							172,872	1,949,996
Yvette K. Schultz		55,516	111,031	222,062
ROIC PSUs(5)	4/15/22				27,703	55,407	110,814		624,991
RSUs(6)	4/15/22							166,223	1,874,995
Brendan E. Krueger		53,763	107,525	215,050
ROIC PSUs(5)	4/15/22				22,163	44,325	88,650		499,986
RSUs(6)	4/15/22							132,978	1,499,992
(1)	These columns reflect the threshold, target and maximum amount that may be earned by each of the Named Executive Officers under our 2022 annual cash incentive plan.

(2)	These columns reflect the threshold, target and maximum number of shares that may be earned with respect to performance share units granted to each of the Named Executive Officers on April 15, 2022.

(3)	This column reflects the number of restricted stock units granted to each of the Named Executive Officers in 2022.

(4)	The amounts in this column represent the grant date fair value of restricted stock units and performance share units granted to the Named Executive Officers pursuant to the AM LTIP, as computed in accordance with FASB ASC Topic 718. See Note 12 to our consolidated financial statements on Form 10-K for the year ended December 31, 2022, for additional detail regarding assumptions underlying the value of these equity awards.

(5)	The ROIC performance share units granted on April 15, 2022 are earned (or not) based upon our ROIC performance over the three-year period beginning on January 1, 2022 and ending on December 31, 2024. Pursuant to the ROIC performance share units, our Named Executive Officers are eligible to receive threshold, target and maximum payouts of 50%, 100% and 200%, respectively, of the target amount of ROIC PSUs awarded, subject to continued employment through the end of the performance period. In order to achieve threshold, target and maximum payouts under the ROIC performance share units, the Company’s ROIC performance must be at or over 85% of the target ROIC, 100% of the target ROIC or 200% of the target ROIC, respectively.

(6)	The restricted stock units granted on April 15, 2022 are subject to ratable vesting on the first three anniversaries of the date of grant, in each case, subject to continued employment through such date.

- 2023 Proxy Statement 52

Back to Contents

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards for Fiscal Year 2022 table.

Performance Share Units

The Compensation Committee granted performance share units to each of our Named Executive Officers in 2022. The performance share units vest based on our ROIC over a three-year period beginning on January 1, 2022 and ending on December 31, 2024, if the Named Executive Officers remain continuously employed by us from the grant date through the end of the performance period. The potential acceleration and forfeiture events related to these performance share units are described in greater detail under the heading “Potential Payments Upon Termination or Change in Control” below.

Restricted Stock Units

The Compensation Committee granted restricted stock units to each of our Named Executive Officers in 2022. The restricted stock units vest over a three-year period, if such employees remain continuously employed by us from the grant date through the applicable vesting date. The potential acceleration and forfeiture events related to these restricted stock units are described in greater detail under the heading “Potential Payments Upon Termination or Change in Control” below.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table provides information concerning equity awards granted by the Company to our Named Executive Officers that had not vested as of December 31, 2022.

	Stock Awards
Name	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Paul M. Rady
Restricted Stock Units(3)	1,223,555	13,202,158
Performance Share Units(4)			421,098	4,543,647
Michael N. Kennedy	406,156	4,382,423
Restricted Stock Units(3)
Performance Share Units(4)			144,060	1,554,407

- 2023 Proxy Statement 53

Back to Contents
	Stock Awards
Name	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
W. Patrick Ash	339,246	3,660,464
Restricted Stock Units(3)
Performance Share Units(4)			115,248	1,243,526
Yvette K. Schultz	215,245	2,322,494
Restricted Stock Units(3)
Performance Share Units(4)			110,814	1,195,683
Brendan E. Krueger	203,527	2,196,056
Restricted Stock Units(3)
Performance Share Units(4)			88,650	956,534
(1)	The amounts reflected in this column represent the market value of our common stock underlying the unvested restricted stock units held by the Named Executive Officers, computed based on the closing price of our common stock on December 30, 2022, which was $10.79 per share.

(2)	The amounts reflected in this column represent the market value of our common stock underlying the performance share units reported in the immediately preceding column held by the Named Executive Officers, computed based on the closing price of our common stock on December 30, 2022, which was $10.79 per share.

(3)	The amounts in this row represent unvested restricted stock units held by each Named Executive Officer that vest on the applicable remaining vesting dates as follows, subject to the Named Executive Officer’s continued employment:

Name	Award	Number Unvested on 12/31/2022	Vesting Schedule	Remaining Vesting Dates
Paul M. Rady	2019 RSU	19,421	Ratable	April 15, 2023
	2020 RSU	185,000	Ratable	April 15, 2023 and April 15, 2024
	2021 RSU	387,486	Ratable	April 15, 2023, April 15, 2024 and April 15, 2025
	2022 RSU	631,648	Ratable	April 15, 2023, April 15, 2024 and April 15, 2025
Michael N. Kennedy	2019 RSU	5,738	Ratable	April 15, 2023
	2020 RSU	98,220	Ratable	January 20, 2023
	2021 RSU	86,108	Ratable	April 15, 2023, April 15, 2024 and April 15, 2025
	2022 RSU	216,090	Ratable	April 15, 2023, April 15, 2024 and April 15, 2025
W. Patrick Ash	2019 RSU	3,531	Ratable	April 15, 2023
	2020 RSU	76,735	Ratable	January 20, 2023
	2021 RSU	86,108	Ratable	April 15, 2023, April 15, 2024 and April 15, 2025
	2022 RSU	172,872	Ratable	April 15, 2023, April 15, 2024 and April 15, 2025
Yvette K. Schultz	2019 RSU	3,531	Ratable	April 15, 2023
	2020 RSU	23,964	Ratable	April 15, 2023 and April 15, 2024
	2021 RSU	21,527	Ratable	April 15, 2023, April 15, 2024 and April 15, 2025
	2022 RSU	166,223	Ratable	April 15, 2023, April 15, 2024 and April 15, 2025
Brendan E. Krueger	2019 RSU	3,531	Ratable	April 15, 2023
	2020 RSU	23,964	Ratable	April 15, 2023 and April 15, 2024
	2021 RSU	43,054	Ratable	April 15, 2023, April 15, 2024 and April 15, 2025
	2022 RSU	132,978	Ratable	April 15, 2023, April 15, 2024 and April 15, 2025
(4)	The amounts reflected in this row represent the maximum number of performance share units granted in 2022 because performance as of December 31, 2022 was trending at maximum for payout of these awards. The actual number of shares earned pursuant to these performance share units may vary substantially from the amounts set forth above based on actual performance through the end of the applicable performance period. The performance share units granted in 2022 will be settled following the Compensation Committee’s determination of our ROIC achievement for the performance period ending December 31, 2024, so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through December 31, 2024.

- 2023 Proxy Statement 54

Back to Contents

Option Exercises and Stock Vested in Fiscal Year 2022

The following table provides information concerning equity awards held by the Named Executive Officers that vested during the 2022 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Paul M. Rady	—	—	396,450	4,471,956
Michael N. Kennedy	—	—	178,564	1,893,391
W. Patrick Ash	—	—	111,948	1,166,602
Yvette K. Schultz	—	—	27,405	309,128
Brendan E. Krueger	—	—	33,637	379,425
(1)	This column reflects the (i) number of restricted stock units held by each Named Executive Officer that vested during the 2022 fiscal year and (ii) the number of performance share units held by Messrs. Rady and Kennedy for which the performance period ended on December 31, 2021 but that required continued employment through April 15, 2022 to vest.

(2)	The amounts reflected in this column represent the aggregate market value realized by each Named Executive Officer upon vesting of the restricted stock units and performance share units held by such Named Executive Officer, computed based on the closing price of our common stock on the applicable vesting date.

Pension Benefits

We do not provide pension benefits to our employees.

Nonqualified Deferred Compensation

We do not provide nonqualified deferred compensation benefits to our employees.

- 2023 Proxy Statement 55

Back to Contents

Potential Payments Upon Termination or Change in Control

Restricted Stock Units and Performance Share Units

Any unvested restricted stock units and cash retention awards subject to time-based vesting criteria granted to our Named Executive Officers under the AM LTIP will become immediately fully vested if the applicable Named Executive Officer’s employment with us terminates due to his or her death or “disability” or in the event of a “change in control” (as such terms are defined in the AM LTIP).

In addition, upon a Named Executive Officer’s termination of employment due to his or her death or disability or in the event of a change in control, the performance period applicable to the 2022 ROIC performance share units will end on the earlier of (i) December 31, 2024 and (ii) the date of the applicable triggering event, and such performance share units will be settled based on the actual level of performance achieved as of such date.

If the Named Executive Officer incurs a termination of employment for any reason other than for “cause” on or after April 15, 2023, the continued employment obligations applicable to the 2022 ROIC performance share units will be deemed satisfied, and a pro rata number of the target performance share units granted shall remain outstanding and eligible to vest at the end of the applicable performance period based on actual performance achieved. The pro rata number of performance share units to remain outstanding and eligible to vest shall be determined by multiplying the target number of performance share units granted by a fraction, the numerator of which is the number of completed 12-month periods that elapsed from the grant date to the date on which the Named Executive Officer’s employment terminated and the denominator of which is three. No performance share units shall be earned with respect to any partial 12-month period.

For purposes of these awards, a Named Executive Officer will be considered to have incurred a “disability” if the executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of at least 12 months.

For purposes of these awards, a “change in control” generally means the occurrence of any of the following events:

•	A person or group of persons acquires beneficial ownership of 50% or more of either (a) the outstanding shares of our common stock or (b) the combined voting power of our voting securities entitled to vote in the election of directors, in each case with the exception of (i) any acquisition directly from us, (ii) any acquisition by us or any of our subsidiaries, or (iii) any acquisition by any employee benefit plan sponsored or maintained by us or any entity controlled by us;
•	The incumbent members of the Board cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director who is approved by a vote of at least two-thirds of the incumbent members of the Board shall be considered an incumbent member of the Board for these purposes;
•	The consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of our assets, or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) our outstanding common stock immediately prior to such Business Combination represents more than 50% of the outstanding common equity interests and the outstanding voting securities entitled to vote in the election of directors of the surviving entity, (B) no person or group of persons beneficially owns 20% or more of the common equity interests of the surviving entity or the combined voting power of the voting securities entitled to vote generally in the election of directors of such surviving entity, and (C) at least a majority of the members of the board of directors of the surviving entity were members of the incumbent Board at the time of the execution of the initial agreement or corporate action providing for such Business Combination; or
•	Approval by our stockholders of a complete liquidation or dissolution of the Company.

For purposes of the 2022 performance share units, “cause” shall mean a finding by the Compensation Committee of the executive’s: (i) final conviction of, or plea of nolo contendere to, a crime that constitutes a felony (or state law equivalent); (ii) gross negligence or willful misconduct in the performance of the executive’s duties that would reasonably be expected

- 2023 Proxy Statement 56

Back to Contents

to have a material adverse economic effect on us or any of our affiliates; (iii) willful failure without proper legal reason to perform the executive’s duties; or (iv) a material breach of any material provision of the applicable award agreement or any other written agreement or corporate policy or code of conduct established by us or any of our affiliates that would reasonably be expected to have a material adverse economic effect on us or any of our affiliates.

Quantification of Benefits

The following table summarizes the compensation and other benefits that would have become payable to each Named Executive Officer assuming such Named Executive Officer was terminated either (i) as a result of his or her death or disability or (ii) for any reason other than cause or upon a change in control of the Company, in each case, on December 31, 2022. The restricted stock units and performance share units represent a direct interest in shares of our common stock, which had a closing price on December 30, 2022, of $10.79 per share.

Name	Cash Retention Awards ($)	Restricted Stock Units ($)	Performance Share Units ($)	Total ($)
Paul M. Rady
Death; Disability; Change in Control(1)	N/A	13,202,158	4,543,647	17,745,805
Termination Other Than For Cause(2)	N/A	—	—
Michael N. Kennedy
Death; Disability; Change in Control(1)	177,778	4,382,423	1,554,407	6,115,608
Termination Other Than For Cause(2)	N/A	—	—	—
W. Patrick Ash
Death; Disability; Change in Control(1)	111,111	3,660,464	1,243,526	5,015,101
Termination Other Than For Cause(2)	N/A	—	—	—
Yvette K. Schultz
Death; Disability; Change in Control(1)	N/A	2,322,494	1,195,683	3,518,177
Termination Other Than For Cause(2)	N/A	—	—	—
Brendan E. Krueger
Death; Disability; Change in Control(1)	N/A	2,196,056	956,534	3,152,590
Termination Other Than For Cause(2)	N/A	—	—	—
(1)	Acceleration of the performance share units granted in 2022 is based upon actual performance as of the date of the change in control or termination of employment as a result of the Named Executive Officer’s death or disability. As of December 31, 2022, actual performance for such awards was trending at maximum, or 200% of target, so the value reflected in this column represents settlement at 200% of the target value of such performance share units.
(2)	Upon a Named Executive Officer’s termination other than for cause on December 31, 2022, none of the performance share units would have remained outstanding and eligible to vest.

- 2023 Proxy Statement 57

Back to Contents

Equity Compensation Plan Information

The following table sets forth information about securities that may be issued under the existing equity compensation plans of the Company as of December 31, 2022.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted – average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,317,193
Antero Midstream Corporation Long Term Incentive Plan(2)		N/A	(3)	7,420,368
Equity compensation plans not approved by security holders	—	—		—
TOTAL	5,317,193	—		7,420,368
(1)	This column reflects the target number of shares of our common stock subject to performance share units and the number of shares of our common stock subject to restricted stock units and options granted under the AM LTIP, outstanding and unvested as of December 31, 2022. Because the number of shares of common stock to be issued upon settlement of outstanding performance share units is subject to performance conditions, the number of shares of common stock actually issued may be substantially more or less than the number reflected in this column.
(2)	The AM LTIP was approved by our stockholders in connection with the approval of the Simplification Transactions at the special meeting of Antero Midstream GP LP and Antero Midstream Partners LP in March 2019.
(3)	Only restricted stock units and performance share units have been granted under the AM LTIP; there is no weighted average exercise price associated with these awards.

Chief Executive Officer Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, this section provides information regarding the relationship of the annual total compensation of all of our employees to the annual total compensation of our Chief Executive Officer, Mr. Rady. For 2022, the median of the annual total compensation of all Company employees (other than our Chief Executive Officer), calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, was $37,487, and the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table, was $10,534,511.

Based on this information, for 2022, the ratio of the annual total compensation of Mr. Rady to the median of the annual total compensation of all of our employees was 281 to 1.

Methodology and Assumptions

We selected December 31, 2022, as the date on which to determine our employee population for purposes of identifying the median of the annual total compensation of all of our employees (other than the Chief Executive Officer) because it was efficient to collect payroll data and other necessary information as of that date. As of December 31, 2022, our employee population consisted of 580 individuals, including all individuals employed by the Company or any of its consolidated subsidiaries, whether as full-time, part-time, seasonal or temporary workers. This population does not include independent contractors. All of our employees are located in the United States.

In identifying our median employee in 2022, we used the annual total compensation as reported in Box 1 of each employee’s Form W-2 for 2022 provided to the Internal Revenue Service, minus the amount of each employee’s compensation that we did not reimburse Antero Resources for, calculated using the same methodology used to determine the 2022 NEO AM Reimbursement Percentage, as described above under “Compensation

- 2023 Proxy Statement 58

Back to Contents

Discussion and Analysis—Implementing Our Compensation Program Objectives—Role of the Antero Resources Compensation Committee and Allocation of Compensation Expenses.” We believe this methodology provides a reasonable basis for determining the allocated portion of each employee’s total annual compensation, and is an economical method of evaluating the total annual compensation of our employees and identifying our median employee. For the 110 employees hired during 2022, we utilized the annual total compensation reported on each such employee’s Form W-2 for 2021 without annualization adjustments, less the amount of such employee’s compensation that we did not reimburse Antero Resources for. No cost-of-living adjustments were made in identifying our median employee, as all of our employees (including our Chief Executive Officer) are located in the United States. This calculation methodology was consistently applied to our entire employee population, determined as of December 31, 2022, to identify our median employee in 2022. After we identified our median employee, we calculated each element of our median employee’s annual compensation for 2022 in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K using the allocation methodology described above, which resulted in annual total compensation of $37,487. The difference between our median employee’s total compensation reported on Form W-2 and our median employee’s annual total compensation calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K was $8,370. This amount reflects the Company’s 401(k) match and non-cash imputed earnings offset by benefits deductible from gross income. Similarly, the 2021 annual total compensation of our Chief Executive Officer was calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, as reported in the “Total” column of the Summary Compensation Table.

Pay Versus Performance

Pursuant to the amendments to Section 14(i) of the Exchange Act, Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, this section provides information regarding the relationship of compensation paid to our Named Executive Officers (“NEOs”) relative to our financial performance.

The following table summarizes compensation values reported in the Summary Compensation Table for our principal executive officer (“PEO”) and the average for our other NEOs, as compared to “compensation actually paid” or “CAP” and the Company’s financial performance for the years ended December 31, 2022, 2021, and 2020:

	Summary		Average Summary	Average Compensation	Value of Initial Fixed $100 Investment Based On:
Year	Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(2)	Compensation Table Total for Non-PEO NEOs(1)	Actually Paid to Non-PEO NEOs(1)(2)	TSR	Peer Group TSR(3)	Net Income ($MM)	Adjusted EBITDA ($MM)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$10,534,511	$14,034,979	$3,006,598	$3,882,778	$217	$ 244	$ 326	$884
2021	$5,388,890	$7,829,324	$1,314,614	$1,844,273	$178	$ 161	$ 332	$876
2020	$2,691,539	$3,247,352	$2,265,108	$2,407,498	$128	$ 76	$(123)	$850
(1)	The PEO reflected in columns (b) and (c) represents Paul M. Rady. The non-PEO NEOs reflected in columns (d) and (e) represent the following individuals by year:
	a.	2022: Michael N. Kennedy, W. Patrick Ash, Yvette K. Schultz and Brendan E. Krueger.
	b.	2021: Brendan E. Krueger, Alvyn A. Schopp, Michael N. Kennedy, W. Patrick Ash and Glen C. Warren, Jr..
	c.	2020: Glen C. Warren, Jr., Alvyn A. Schopp, Michael N. Kennedy and W. Patrick Ash.
(2)	The Company deducted from and added to the Summary Compensation Table total compensation the following amounts to calculate compensation actually paid in accordance with Item 402(v) of Regulation S-K as disclosed in columns (c) and (e) for each PEO and Non-PEO NEOs in each respective year. As the Company’s NEOs do not participate in any defined benefit plans, no adjustments were required to amounts reported in the Summary Compensation Table totals related to the value of benefits under such plans.

- 2023 Proxy Statement 59

Back to Contents
	2022		2021		2020
	Paul Rady	Average Non- CEO NEOs	Paul Rady	Average Non- CEO NEOs	Paul Rady	Average Non- CEO NEOs
Total Compensation from Summary Compensation Table	$10,534,511	$3,006,598	$5,388,890	$1,314,614	$2,691,539	$2,265,108
Adjustments for Equity Awards
Grant date values in the Summary Compensation Table	($9,499,982)	($2,587,488)	($4,499,995)	($779,996)	($2,131,200)	($1,996,457)
Year-end fair value of unvested awards granted in the current year	$11,359,129	$3,093,857	$5,001,143	$866,861	$2,852,700	$2,184,376
Year-over-year difference of year-end fair values for unvested awards granted in prior years	$657,017	$132,093	$1,528,212	$353,122	$20,253	$5,347
Fair values at vest date for awards granted and vested in current year	$0	$0	$0	$0	$0	$0
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	$634,320	$86,376	$144,748	$104,439	($415,466)	($117,780)
Forfeitures during current year equal to prior year-end fair value	$0	$0	$0	($211,999)	$0	$0
Dividends or dividend equivalents not otherwise included in the total compensation	$349,984	$151,342	$266,326	$197,232	$229,526	$66,904
Total Adjustments for Equity Awards	$13,000,450	$3,463,668	$6,940,429	$1,309,655	$2,687,013	$2,138,847
Compensation Actually Paid (as calculated)	$14,034,979	$3,882,778	$7,829,324	$1,844,273	$3,247,352	$2,407,498

(3)	The peer group is comprised of the Alerian Midstream Energy Index.
(4)	A description of Adjusted EBITDA can be found on page 44 of this Proxy Statement.

Narrative Disclosure to Pay versus Performance Table

The illustrations below provide a graphical description of CAP and the following measures:

•	the Company’s cumulative TSR and the Peer Group’s cumulative TSR;
•	the Company’s Net Income; and
•	the Company Selected Measure, which is Adjusted EBITDA.

- 2023 Proxy Statement 60

Back to Contents

- 2023 Proxy Statement 61

Back to Contents

Disclosure of Most Important Performance Measures for Fiscal Year 2022

The measures listed below represent the most important financial performance measures that we used to determine CAP for fiscal year 2022.

Most Important Performance Measures
Adjusted EBITDA
Free Cash Flow after Dividends
Net Debt/EBITDA
Return on Invested Capital (ROIC)
TSR

- 2023 Proxy Statement 62

Back to Contents

ITEM FOUR:   AMENDMENT TO ANTERO MIDSTREAM’S CHARTER TO REFLECT OFFICER EXCULPATION

Background

The Delaware General Corporation Law (“DGCL”) permits Delaware corporations to limit the personal liability of directors for monetary damages associated with breaches of the duty of care in limited circumstances, and our charter has always included those limitations. That protection did not extend to corporate officers under the DGCL or our charter. This has resulted in increased litigation and insurance costs for companies, which harms stockholders. Effective August 1, 2022, the Delaware legislature amended the DGCL to correct this inconsistent treatment between directors and officers. The DGCL now allows Delaware corporations to amend their certificates of incorporation, subject to stockholder approval, to limit the personal liability of certain officers for monetary damages associated with breaches of the fiduciary duty of care (but not the fiduciary duty of loyalty) in limited circumstances.

As provided in the new Delaware legislation, if the Company adopts the Exculpation Amendment, our Charter will permit officer exculpation only for direct claims brought by stockholders for breach of an officer’s fiduciary duty of care, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by stockholders in the name of the Company. The Exculpation Amendment would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. These limitations are similar to those already in the Charter for directors. The primary reason to adopt the Exculpation Amendment, as further described below, is to strike a balance between stockholders’ interest in officer accountability and their interest in the Company being able to reduce litigation and insurance costs associated with frivolous lawsuits and heightened insurance premiums and attract and retain quality officers to work on its behalf.

The Board has unanimously approved and determined, subject to stockholder approval, that the Exculpation Amendment is advisable and in the best interests of the Company and our stockholders, and, in accordance with the DGCL, hereby seeks approval of the Exculpation Amendment by our stockholders.

Reasons for the Amendment

Our Board believes that there is a need for directors and officers to be protected from the risk of financial ruin as a result of an unintentional misstep. Furthermore, the Exculpation Amendment: (i) is carefully drafted, consistent with the new Delaware law, to protect officers without limiting their liability for claims by the Company or for breaches of their duty of loyalty, (ii) would help the Company to attract and retain the most qualified officers and (iii) would reduce potential litigation and insurance costs associated with frivolous lawsuits and heightened premiums. The Board has additionally determined that the proposed provision would not materially and negatively impact stockholder rights. Thus, in light of the narrow class and type of claims for which officers’ liability would be exculpated, and the benefits that the Board believes would accrue to the Company and its stockholders in the form of an enhanced ability to attract and retain quality officers, the Board approved the Exculpation Amendment.

Frequently, directors and officers must make decisions in response to time-sensitive opportunities and challenges. Limiting concern about personal risk for ordinary failures of care (but not loyalty) empowers both directors and officers to best exercise their business judgment in furtherance of stockholder interests. Furthermore, the Company expects its peers to adopt exculpation clauses that limit the personal liability of officers in their certificates of incorporation and failing to adopt the amendment could impact our recruitment and retention of exceptional officer candidates that conclude that the higher exposure to personal liabilities, costs of defense and other risks of proceedings exceeds the benefits of serving as an officer of the Company.

- 2023 Proxy Statement 63

Back to Contents

It is also possible that insurance premiums for director and officer insurance could be increased for corporations that do not adopt exculpation clauses that limit the personal liability of officers in their governing documents, which could adversely affect the Company, and thereby adversely affect our stockholders.

Adopting the Exculpation Amendment would better position the Company to potentially reduce litigation and insurance costs associated with lawsuits (many of which may be frivolous) and heightened premiums, attract top officer candidates and retain our current officers and enable the officers to exercise their business judgment in furtherance of the interests of the stockholders without the potential for distraction posed by the risk of personal liability. This amendment will also more generally align the protections available to our officers with those already available to our directors. In view of the above considerations, our Board has unanimously determined to provide for the exculpation of officers as proposed.

Proposed Exculpation Amendment

The Board is asking our stockholders to approve the amendment to Article NINTH of our Charter. The text of the Exculpation Amendment is attached hereto as Appendix A, with additions marked with bold, underlined text and deletions indicated by strike-out text.

If the Exculpation Amendment is approved by our stockholders, the Exculpation Amendment will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State, which filing is expected to occur as soon as reasonably practicable after the Annual Meeting. If the Exculpation Amendment is not approved by our stockholders, the Charter will not be amended, and no exculpation will be provided for our officers. The Company’s officers will nevertheless retain their existing rights under indemnification agreements and insurance policies.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENT TO ANTERO MIDSTREAM’S CHARTER TO REFLECT OFFICER EXCULPATION.

- 2023 Proxy Statement 64

Back to Contents

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 21, 2023, by:

•	each of our Named Executive Officers;
•	each of our directors and nominees;
•	all of our directors, director nominees and executive officers as a group; and
•	each person known to us to be the beneficial owner of more than 5% of our outstanding common stock.

Except as otherwise noted, the persons or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the respective directors, officers or more than 5% stockholders, as the case may be. Unless otherwise noted, the mailing address of each person or entity named in the table is 1615 Wynkoop Street, Denver, Colorado, 80202.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percentage of Class
Antero Resources(1)	139,042,345	28.99%
The Vanguard Group, Inc.(2)	32,912,960	6.86%
Invesco Ltd.(3)	33,300,472	6.94%
BlackRock, Inc.(4)	38,884,707	8.11%
Paul M. Rady(5)	973,109	*
Peter A. Dea	69,322	*
W. Howard Keenan, Jr.	127,439	*
David H. Keyte	82,471	*
Brooks J. Klimley	72,952	*
Janine J. McArdle	44,987	*
John C. Mollenkopf	76,314	*
Nancy E. Chisholm	3,956	*
W. Patrick Ash(6)	164,747	*
Michael N. Kennedy(7)	854,444	*
Yvette K. Schultz(8)	59,099	*
Brendan E. Krueger(9)	131,254	*
Directors and executive officers as a group (11 persons)	2,495,347	*
*	Less than one percent.
(1)	Based upon its Schedule 13D/A filed on May 6, 2020. Includes 107,000,001 shares of common stock held by Antero Subsidiary Holdings LLC (“AR Sub”). Antero Resources owns 100% of the limited liability company interests in AR Sub. Because AR Sub is a party to the Stockholders’ Agreement with Messrs. Rady and Warren, AR Sub and Messrs. Rady and Warren may be deemed to have formed a Section 13(d) group. If such persons are deemed to have formed a Section 13(d) group, such group may be deemed to beneficially own an aggregate of 152,475,150 shares of common stock for purposes of Rule 13d-3 under the Exchange Act. The number of shares of common stock shown in the table above as beneficially owned by Antero Resources excludes shares of common stock owned by Messrs. Rady and Warren. Antero Resources and AR Sub disclaim beneficial ownership of these shares of common stock except to the extent of their pecuniary interest therein.
(2)	Based upon its Schedule 13G/A filed on February 9, 2023, with the SEC, The Vanguard Group, Inc. has a mailing address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(3)	Based solely upon a Schedule 13G/A filed by Invesco Ltd. on February 3, 2023. The principal address for Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309. Invesco Ltd., a Bermuda corporation, is the parent company of Invesco Advisers, Inc., Invesco Investment Advisers, LLC and Invesco Capital Management LLC, each an investment adviser, and Invesco Ltd. may be deemed to beneficially own the shares held by these investment advisers.

- 2023 Proxy Statement 65

Back to Contents
(4)	Based solely upon a Schedule 13G/A filed by BlackRock, Inc. on February 3, 2023. BlackRock, Inc.’s address is 55 East 52nd Street, New York, NY 10055. The registered holders of the referenced shares are funds and accounts under management by investment adviser subsidiaries of BlackRock, Inc. (or wholly owned subsidiaries of such funds and accounts). BlackRock, Inc. is the ultimate parent holding company of such investment adviser entities. On behalf of such investment adviser entities, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts (or the wholly owned subsidiaries of such funds and accounts) which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts (or such wholly owned subsidiaries). The address of such funds and accounts (and such wholly owned subsidiaries), such investment adviser subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055.
(5)	Includes 1,180,821 shares of common stock held by Mockingbird Investment, LLC (“Mockingbird”). Mr. Rady owns a 3.68% limited liability company interest in Mockingbird, and a trust under his control owns the remaining 96.32%. Mr. Rady disclaims beneficial ownership of all securities held by Mockingbird except to the extent of his pecuniary interest therein. Does not include 1,480,809 shares of common stock that remain subject to vesting. Further, as a result of the Stockholders’ Agreement, AR Sub and Messrs. Rady and Warren may be deemed to have formed a Section 13(d) group. If such persons are deemed to have formed a Section 13(d) group, such group may be deemed to beneficially own an aggregate of 13,628,167 shares of common stock for the purpose of Rule 13d-3 under the Exchange Act. The number of shares of common stock shown in the table above as beneficially owned by Mr. Rady excludes shares of common stock owned by AR Sub and Mr. Warren. Mr. Rady disclaims beneficial ownership of these shares of common stock except to the extent of his pecuniary interest therein.
(6)	Does not include 249,389 shares of common stock that remain subject to vesting.
(7)	Does not include 506,286 shares of common stock that remain subject to vesting.
(8)	Does not include 323,231 shares of common stock that remain subject to vesting.
(9)	Does not include 278,203 shares of common stock that remain subject to vesting.

- 2023 Proxy Statement 66

Back to Contents

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and related rules of the SEC require our directors and Section 16 officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. We assist our directors and executive officers in making their Section 16(a) filings, pursuant to powers of attorney granted by our insiders, based on information obtained from them and our records.

DELINQUENT SECTION 16(A) REPORTS

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Antero Midstream during 2022, including those reports we have filed on behalf of our directors and Section 16 officers pursuant to powers of attorney, there was one untimely Form 3 filing made during 2022 by Yvette K. Schultz as a result in a delay in obtaining EDGAR filing codes from the SEC.

RELATED PERSON TRANSACTIONS

General

The Audit Committee is charged with reviewing the material facts of related person transactions that do not involve Antero Resources or its subsidiaries (other than the Company and its subsidiaries). The Board, or, if so delegated by the Board, the Conflicts Committee, is charged with reviewing the material facts of related person transactions involving Antero Resources and its subsidiaries (other than the Company and its subsidiaries). The Audit Committee, the Board, or the Conflicts Committee, as applicable, either approves or disapproves of Antero Midstream’s participation in such transactions under Antero Midstream’s Related Persons Transaction Policy adopted by the Board (“RPT Policy”), which pre-approves certain transactions that are not deemed to be related person transactions pursuant to Item 404 of Regulation S-K.

For all related person transactions during 2022 that were required to be reported in “Related Persons Transactions,” the procedures described above were followed unless the RPT Policy did not require review, approval or ratification of the transaction. References in this section to “Antero Midstream,” “we,” “us,” “our” or like terms refer to Antero Midstream Corporation and its consolidated subsidiaries.

- 2023 Proxy Statement 67

Back to Contents

Agreements with Antero Resources

Stockholders’ Agreement

On October 9, 2018, concurrently with the execution of the Simplification Agreement, dated as of October 9, 2018 (the “Simplification Agreement”), by and among Antero Resources, Antero Midstream (f/k/a Antero Midstream GP LP), Antero Midstream Partners LP (“Antero Midstream Partners”) and certain of their affiliates (the “Simplification Agreement”), certain affiliates of Warburg Pincus LLC and Yorktown Partners LLC (collectively, the “Sponsor Holders”); Antero Midstream GP LP; AR Sub, a wholly owned subsidiary of Antero Resources; and Paul M. Rady, Glen C. Warren, Jr. and certain of their respective affiliates (collectively, the “Management Stockholders”) entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”), which became effective as of the Closing and which governs certain rights and obligations of the parties following the consummation of the Simplification Transactions. The Sponsor Holders and the Management Stockholders no longer have rights under the Stockholders’ Agreement because they no longer hold the requisite number of shares of Antero Midstream Common Stock.

Under the Stockholders’ Agreement, and subject to additional limitations in the event of a Fundamental Change (as defined in the Stockholders’ Agreement), AR Sub is entitled to designate two directors, who initially were Mr. Rady and Mr. Warren, for nomination and election to the Board for so long as, together with its affiliates, AR Sub owns an amount of shares equal to at least 8% of the qualifying Antero Midstream Common Stock and one director so long as it owns an amount of shares equal to at least 5% of the qualifying Antero Midstream Common Stock. On April 30, 2021, Mr. Warren retired from the Board and, in connection with his retirement, AR Sub designated Michael N. Kennedy as its replacement director to serve on the Board to fill the resulting vacancy. Mr. Kennedy also stood for election at the 2021 annual meeting as AR Sub’s director nominee.

The Sponsor Holders and the Management Stockholders were previously entitled to certain director designation rights, but they no longer hold the requisite amount of Antero Midstream Common Stock. Notwithstanding the foregoing, upon the occurrence of a Fundamental Change, AR Sub will be entitled to designate one director so long as it owns an amount of shares equal to at least 5% of the qualifying Antero Midstream Common Stock.

Pursuant to the Stockholders’ Agreement, AR Sub agreed to vote all of its shares of Antero Midstream Common Stock, at AR Sub’s election, either (i) in favor of any other nominees nominated by the Nominating & Governance Committee of the Board or (ii) in proportion to the votes cast by the public stockholders of Antero Midstream in favor of such nominees. In calculating the 8% and 5% ownership thresholds for purposes of the Stockholders’ Agreement, qualifying Antero Midstream Common Stock is determined by dividing the Antero Midstream Common Stock ownership for AR Sub as of the applicable measurement date by (i) the total number of outstanding shares of Antero Midstream Common Stock at the Closing or (ii) the total number of outstanding shares on the applicable measurement date, whichever is less. Pursuant to the terms of the Stockholders’ Agreement, no more than 45% of the shares of Antero Midstream Common Stock outstanding as of closing of the Simplification Transactions will be subject to the obligations of the Stockholders’ Agreement.

In addition, under the Stockholders’ Agreement, for so long as AR Sub has the right to designate at least one director, if Mr. Rady is an executive officer of Antero Resources, he shall serve as Chief Executive Officer at Antero Midstream and (ii) Mr. Rady shall be subject to removal from such officer positions at Antero Midstream only for cause. For so long as Mr. Rady is a member of the Board and is an executive officer of Antero Resources and/ or Antero Midstream, the parties have agreed that he shall serve as Chairman of the Board, subject to his removal as Chief Executive Officer of Antero Midstream for cause. The Stockholders’ Agreement terminates as to each stockholder upon the time at which such stockholder no longer has the right to designate an individual for nomination to the Board pursuant to the Stockholders’ Agreement.

- 2023 Proxy Statement 68

Back to Contents

Registration Rights Agreement

Antero Midstream entered into a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of March 12, 2019, with Antero Resources, pursuant to which Antero Midstream agreed to register the resale of certain shares of Antero Midstream Common Stock held by Antero Resources and its subsidiaries, under certain circumstances.

Specifically, pursuant to the Registration Rights Agreement, Antero Midstream took effective a registration statement under the Securities Act that permits the resale of the Registrable Securities (as defined in the Registration Rights Agreement) from time to time as permitted by Rule 415 of the Securities Act (or any similar provision adopted by the SEC then in effect) (the “Resale Registration Statement”). Except in certain circumstances, Sponsor Holders (as defined in the Registration Rights Agreement), which includes Antero Resources and its subsidiaries and Paul M. Rady, owning at least 3% of the issued and outstanding shares of Antero Midstream Common Stock have the right to require Antero Midstream to facilitate an underwritten offering. Antero Midstream is not obligated to effect any demand registration in which the anticipated aggregate offering price is less than $50.0 million. Sponsor Holders will also have customary piggyback registration rights to participate in underwritten offerings.

Gathering and Compression Agreements

Antero Midstream’s gathering and compression service agreements with Antero Resources include: (i) the second amended and restated gathering and compression agreement dated December 8, 2019 (the “2019 gathering and compression agreement”), (ii) gathering and compression agreements acquired with the Crestwood Equity Partners LP assets (the “Marcellus gathering and compression agreements”) and (iii) a compression agreement acquired with the EnLink Midstream LLC assets (the “Utica compression agreement” and, together with the 2019 gathering and compression agreement and the Marcellus gathering and compression agreements, the “gathering and compression agreements”). Pursuant to theses gathering and compression agreements with Antero Midstream, Antero Resources has agreed to dedicate substantially all of its current and future acreage in West Virginia, Ohio and Pennsylvania to Antero Midstream for gathering and compression services. Our 2019 gathering and compression agreement has an initial term through 2038, our Marcellus gathering and compression agreements expire between 2023 and 2031 and our Utica compression agreement has two dedicated areas that expire in 2023 and 2030. Upon expiration of each of the Marcellus gathering and compression service agreements and Utica compression agreement, the Company will continue to provide gathering and compression services under the 2019 gathering and compression agreement.

Under the 2019 gathering and compression agreements, Antero Midstream is entitled to receive a low-pressure gathering fee of $0.30 per Mcf, a high-pressure gathering fee of $0.18 per Mcf, a compression fee of $0.18 per Mcf, and a condensate gathering fee of $4.00 per Bbl, which, in each case, has been subject to CPI-based adjustments. If, and to the extent Antero Resources requests that Antero Midstream construct new high-pressure lines and compressor stations, the 2019 gathering and compression agreement contains minimum volume commitments that require Antero Resources to utilize or pay for 75% and 70%, respectively, of the capacity of such new construction. Additional high-pressure lines and compressor stations installed on Antero Midstream’s own initiative are not subject to such volume commitments. These minimum volume commitments on new infrastructure, as well as price adjustment mechanisms, are intended to support the stability of Antero Midstream’s cash flows.

Antero Midstream also has an option to gather and compress natural gas produced by Antero Resources on any acreage Antero Resources acquires in the future outside of West Virginia, Ohio and Pennsylvania on the same terms and conditions as the 2019 gathering and compression agreement. In the event that Antero Midstream does not exercise this option, Antero Resources will be entitled to obtain gathering and compression services and dedicate production from limited areas to such third-party agreements from third parties.

In return for Antero Resources’ acreage dedication, Antero Midstream has agreed to gather, compress, dehydrate and redeliver all of Antero Resources’ dedicated natural gas on a firm commitment,

- 2023 Proxy Statement 69

Back to Contents

first-priority basis. Antero Midstream may perform all services under the 2019 gathering and compression agreement or it may perform such services through third parties. In the event that Antero Midstream does not perform its obligations under the 2019 gathering and compression agreement, Antero Resources will be entitled to certain rights and procedural remedies thereunder. In addition to the foregoing, Antero Midstream has the right to elect to be paid for certain services under the 2019 gas and gathering agreement on a cost of service basis designed to generate a specified rate of return.

Pursuant to the 2019 gathering and compression agreement, Antero Midstream has also agreed to build to and connect all of Antero Resources’ wells producing dedicated natural gas, subject to certain exceptions, upon 180 days’ notice by Antero Resources. In the event of late connections, Antero Resources natural gas will temporarily not be subject to the dedication. Antero Midstream is entitled to compensation under the 2019 gathering and compression agreement for capital costs incurred if a well does not commence production within 30 days following the target completion date for the well set forth in the notice from Antero Resources.

Antero Midstream has agreed to install compressor stations at Antero Resources’ direction, but will not be responsible for inlet pressures or for pressuring natural gas to enter downstream facilities if Antero Resources has not directed Antero Midstream to install sufficient compression. Additionally, Antero Midstream will provide high-pressure gathering pursuant to the gathering and compression agreements.

Under the 2019 gathering and compression agreement and the Marcellus gathering and compression agreement, Antero Resources may sell, transfer, convey, assign, grant, or otherwise dispose of dedicated properties free of the dedication, provided that the number of net acres of dedicated properties so disposed of, when added to the number of net acres of dedicated properties previously disposed of free of the dedication since the effective date of the agreement, does not exceed the aggregate number of net acres of dedicated properties acquired by Antero Resources since such effective date. Accordingly, under certain circumstances, Antero Resources may dispose of a significant number of net acres of dedicated properties free from dedication without Antero Midstream’s consent.

After the completion of the initial term, which, as described below, was extended to November 2038, the 2019 gathering and compression agreement will continue in effect from year to year until such time as the agreement is terminated, effective upon an anniversary of the effective date of the agreement, by either Antero Midstream or Antero Resources on or before the 180th day prior to the anniversary of such effective date.

On December 8, 2019, the 2019 gathering and compression agreement was amended such that, Antero Midstream will rebate Antero Resources: (i) $12 million for each quarter in 2020 that Antero Midstream receives gathering fees on average daily volumes in excess of certain thresholds; and; (ii) for each quarter in 2021, 2022 and 2023 (a) $12.0 million for each quarter that the Antero Midstream receives gathering fees on average daily volumes between 2,900 MMcfe/d and 3,150 MMcfe/d, (b) $15.5 million for each quarter that Antero Midstream receives gathering fees on average daily volumes between 3,150 MMcfe/d and 3,400 MMcfe/d, and (c) $19.0 million for each quarter that Antero Midstream receives gathering fees on average daily volumes exceeding 3,400 MMcfe/d. Such amendment also extended the original 20-year initial term by four years to 2038. Antero Resources achieved the threshold in all four quarters of 2022 and the first quarter of 2023 and earned $12 million in each period from Antero Midstream.

For the year ended December 31, 2022, Antero Midstream received approximately $738 million in fees under the gathering and compression agreements.

Processing

On February 6, 2017, a joint venture was formed between Antero Midstream and MarkWest Energy Partners, L.P. (“MarkWest”), a wholly owned subsidiary of MPLX, LP (the “Joint Venture”), to develop processing and fractionation assets in Appalachia. Antero Midstream and MarkWest each own a 50% interest in the Joint Venture and MarkWest operates the Joint Venture assets. The Joint Venture assets consist of processing plants in West Virginia and a one-third interest in a recently commissioned MarkWest fractionator in Ohio.

Pursuant to a gas processing agreement between Antero Resources and MarkWest, MarkWest has agreed to process gas from acreage dedicated by

- 2023 Proxy Statement 70

Back to Contents

Antero Resources for a fee. MarkWest has entered into a separate agreement with the Joint Venture whereby the Joint Venture has agreed to perform gas processing services with respect to certain volumes on behalf of MarkWest in exchange for the gas processing fees that MarkWest receives from Antero Resources in connection with such volumes (the “MW-JV Arrangement”). During the year ended December 31, 2022, the Joint Venture derived approximately $258 million of revenues from Antero Resources under the MW-JV Arrangement.

Right of First Offer Agreement

On November 10, 2014, Antero Resources entered into a right of first offer agreement with Antero Midstream for gas processing services pursuant to which Antero Resources agreed, subject to certain exceptions, not to procure any gas processing or NGLs fractionation services with respect to Antero Resources’ production (other than production subject to a pre-existing dedication) without first offering Antero Midstream the right to provide such services. On February 6, 2017, in connection with the formation of the Joint Venture, Antero Resources and Antero Midstream amended and restated the right of first offer agreement to, among other things, amend the list of conflicting dedications set forth in such agreement to include the gas processing arrangement between Antero Resources and MarkWest. On February 13, 2018, Antero Resources and Antero Midstream further amended and restated the right of first offer agreement to make certain clarifying changes to reflect the original intent of the agreement.

Water Services Agreement

On September 23, 2015, Antero Resources entered into a water services agreement with Antero Midstream, pursuant to which Antero Midstream agreed to provide through certain of its subsidiaries certain water handling and treatment services to Antero Resources within an area of dedication in defined service areas in Ohio and West Virginia, and Antero Resources has agreed to pay fees for those services on a monthly basis. The initial term of the water services agreement is twenty years, automatically renewable from year to year thereafter.

Under the water services agreement, Antero Resources committed to pay a fee on a minimum volume of fresh water deliveries through 2019, which commitments have since expired in accordance with the terms of the water services agreement. Fees payable to Antero Midstream under the water services agreement are based on the volume of fresh water delivered thereunder and the services provided by Antero Midstream thereunder. Antero Resources also agreed to pay Antero Midstream a fixed fee per barrel for wastewater treatment at Antero Midstream’s wastewater treatment facility, which was idled in the third quarter of 2019, and a fee per barrel for wastewater collected in trucks owned by Antero Midstream, in each case subject to annual CPI-based adjustments. In addition, Antero Midstream contracts with third-party service providers to provide Antero Resources other fluid handling services including flow back and produced water services and Antero Resources will reimburse Antero Midstream for its third-party out-of-pocket costs plus 3%. In addition to the foregoing, Antero Midstream has the right to elect to be paid for certain services under the water services agreement on a cost of service basis designed to generate a specified rate of return. For the year ended December 31, 2022, Antero Midstream received approximately $245 million in fees under the water services agreement.

Under the water services agreement, Antero Resources may sell, transfer, convey, assign, grant, or otherwise dispose of dedicated properties free of the dedication, provided that the number of net acres of dedicated properties so disposed of, when added to the number of net acres of dedicated properties previously disposed of free of the dedication since the effective date of the agreement, does not exceed the aggregate number of net acres of dedicated properties acquired by Antero Resources since such effective date. Accordingly, under certain circumstances, Antero Resources may dispose of a significant number of net acres of dedicated properties free from dedication without Antero Midstream’s consent.

- 2023 Proxy Statement 71

Back to Contents

On February 12, 2019, Antero Resources and Antero Midstream amended and restated the water services agreement to, among other things, make certain clarifying changes with respect to the CPI and the associated adjustments to the fees Antero Midstream will receive from Antero Resources under the water services agreement.

Secondment Agreement

In 2019, Antero Midstream entered into the Amended and Restated Secondment Agreement with Antero Resources. Under this agreement, Antero Resources agreed to provide seconded employees to us or one of our respective direct or indirect subsidiaries to perform certain operational services with respect to the gathering and compression, processing, and NGLs fractionation facilities and water assets, including serving as common paymaster with respect to the seconded employees, and we agreed to reimburse Antero Resources for expenditures Antero Resources incurs performing those operational services. The initial term of the agreement runs through November 2034, automatically renewable from year to year thereafter. For the year ended December 31, 2022, Antero Midstream reimbursed Antero Resources for approximately $13 million of direct and indirect costs and expenses incurred on our behalf pursuant to the secondment agreement.

Services Agreement

In 2019, Antero Midstream entered into the Second Amended and Restated Services Agreement with Antero Resources, pursuant to which Antero Resources agreed to provide certain corporate, general and administrative services to Antero Midstream, including serving as common paymaster, in exchange for reimbursement of any direct and indirect costs and expenses associated with providing such services. The initial term of this agreement runs through November 2034, automatically renewable from year to year thereafter. For the year ended December 31, 2022, Antero Midstream reimbursed Antero Resources for approximately $31 million of direct and indirect costs and expenses incurred on our behalf pursuant to the services agreement.

License

Pursuant to a license agreement with Antero Resources, Antero Midstream has the right to use certain Antero Resources-related names and trademarks in connection with the operation of its midstream business.

- 2023 Proxy Statement 72

Back to Contents

Other Agreements

From time to time, in the ordinary course of business, Antero Midstream participates in transactions with Antero Resources and other third parties in which Antero Midstream may be deemed to have a direct or indirect material interest. These transactions include, among other things, agreements that address the provision of midstream services and receipt of contract operating services; the purchase of fuel for use in Antero Midstream’s operations; the release of midstream service dedications in connection with acquisitions, dispositions or exchanges of acreage; consent to the extension of existing services being provided by third parties; the construction of certain pipelines and facilities; and the acquisition of assets and the assumption of liabilities by us, our subsidiaries and our unconsolidated affiliates. While certain of these transactions are not the result of arm’s-length negotiations, we believe the terms of each of the transactions are, and specifically intend the terms to be, generally no more or less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar transactions. During the year ended December 31, 2022, Antero Midstream received an aggregate of $12.7 million and made no payments in connection with such transactions.

Employment

Timothy Rady, Senior Vice President—Land of Antero Midstream and the son of Paul M. Rady, the Chairman, Chief Executive Officer and President of Antero Midstream, provided services to us in 2022. Total compensation paid to Timothy Rady and allocated to Antero Midstream in 2022 consisted of base salary, bonus and other benefits totaling $148,247 and award grants under the AM LTIP having an aggregate grant date fair value of $524,994, which are subject to certain time-based vesting conditions.

- 2023 Proxy Statement 73

Back to Contents

QUORUM AND VOTING

Voting Stock

Antero Midstream’s common stock is the only outstanding class of securities that entitles holders to vote generally at meetings of Antero Midstream’s stockholders. Each share of common stock outstanding on the record date entitles the holder to one vote at the Annual Meeting. Stockholders do not have the right to cumulate their votes for election of Directors. Holders of shares of Series A Preferred Stock are not entitled to vote such shares at the Annual Meeting.

Quorum

The presence, in person, online or by proxy, of the holders of a majority in voting power of the outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes (described below) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the chairman has the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any annual meeting reconvened following an adjournment at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally scheduled.

Stockholder List

Antero Midstream will maintain at its corporate offices in Denver, Colorado a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

Vote Required

Only stockholders of record at the close of business on April 17, 2023, have the right to vote at the Annual Meeting. The proposals at the Annual Meeting will require the following votes:

Proposal	Vote required	Voting options	Can brokers vote without instructions?	Effect of abstentions, withheld votes and broker non-votes
Election of directors	Each nominee must receive a plurality of the votes cast	For all nominees Withhold authority for all nominees For all except	No	Withheld votes will not have any effect.* Broker non-votes will not have any effect.
Ratification of the selection of the independent registered public accounting firm	Affirmative vote of the holders of a majority of the voting power of the shares present in person, online or represented by proxy at the meeting and entitled to vote on the matter	For Against Abstain	Yes	Abstentions will have the effect of a vote “against.” There should not be broker non-votes.
Advisory approval of the compensation of the Named Executive Officers	Affirmative vote of the holders of a majority of the voting power of the shares present in person, online or represented by proxy at the meeting and entitled to vote on the matter	For Against Abstain	No	Abstentions will have the effect of a vote “against.” Broker non-votes will not have any effect.
Amendment to Antero’s certificate of incorporation to reflect officer exculpation	Affirmative vote of the holders of 66 2/3% of the outstanding shares entitled to vote thereon	For Against Abstain	No	Abstentions and broker non-votes will have the effect of a vote “against.”

*	Votes that are “withheld” from a director’s election will not affect the outcome of the vote on the election of a director. However, for a discussion of our Majority Vote Director Resignation Policy, please see “Corporate Governance—Majority Vote Director Resignation Policy.”

- 2023 Proxy Statement 74

Back to Contents

An automated system that Broadridge Investor Communications Services administers will tabulate the votes.

Brokers who hold shares in street name for customers are required to vote those shares in accordance with instructions received from the beneficial owners.

NYSE Rule 452 restricts when brokers that are record holders of shares may exercise discretionary authority to vote those shares in the absence of instructions from beneficial owners. When brokers are not permitted to vote on a matter without instructions from the beneficial owner, and do not receive such instructions, the result is a “broker non-vote.”

Default Voting

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board’s recommendations, which are as follows:

•	FOR the election of the three persons named in this Proxy Statement as the Board’s nominees for election as Class I directors;
•	FOR the ratification of the selection of KPMG LLP as Antero Midstream’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and
•	FOR the approval, on an advisory basis, of the compensation of Antero Midstream’s Named Executive Officers; and
•	FOR the approval of an amendment to Antero’s Charter to reflect new Delaware law provisions regarding officer exculpation.

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy. The Board knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.

Revoking Your Proxy

Stockholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote online via the Internet, by telephone or by mail; by delivering instructions to Antero’s Secretary before the Annual Meeting commences; or by voting online in person during the Annual Meeting. Beneficial stockholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares prior to the Annual Meeting or by voting online during the meeting.

Solicitation Expenses

We will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of the Notice of Annual Meeting and Proxy Statement and the related materials. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, e-mail, facsimile or other means, without additional compensation. We have retained MacKenzie Partners, Inc. (“MacKenzie”) to aid in the solicitation of proxies for an estimated fee of approximately $17,500 and the reimbursement of out-of-pocket expenses. We have also agreed to indemnify MacKenzie and its representative against certain losses that arise or relate to MacKenzie’s engagement for the solicitation of proxies.

Copies of the Annual Report

Upon written request, we will provide any stockholder, without charge, a copy of the Form 10-K, but without exhibits. Stockholders should direct requests to Antero Midstream Corporation, 1615 Wynkoop Street, Denver, Colorado 80202. Our Form 10-K and the exhibits filed or furnished therewith are available on our website, www.anteromidstream.com, in the “SEC Filings” subsection of the “Investors” section.

- 2023 Proxy Statement 75

Back to Contents

ADDITIONAL INFORMATION

Proxy Materials, Annual Report and Other Information

The Notice of Annual Meeting of Stockholders and Proxy Statement, along with Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 15, 2023, and Antero Midstream’s 2022 Annual Report to Stockholders are available free of charge at www.anteromidstream.com in the “SEC Filings” subsection under the “Investors” section. These materials do not constitute a part of the proxy solicitation material.

Stockholders Sharing an Address

Each registered stockholder (meaning you own shares in your own name on the books of our transfer agent, American Stock Transfer and Trust Company LLC) will receive one Notice of Internet Availability (the “Notice”) per account, regardless of whether you have the same address as another registered stockholder.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), applicable rules permit brokerage firms and Antero Midstream, under certain circumstances, to send one Notice to multiple stockholders who share the same address. This practice is known as “householding.” Householding saves printing and postage costs by reducing duplicate mailings. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. If you wish to revoke a previously granted “householding” consent, you must contact your broker. If your household is receiving multiple copies of the Notice and you wish to request delivery of a single copy, you should contact your broker directly.

Stockholder Proposals and Director Nominations for the 2024 Annual Meeting

Stockholder Proposals for Inclusion in the 2024 Proxy Statement. Any stockholder desiring to present a proposal at Antero Midstream’s 2024 Annual Meeting of Stockholders and to have the proposal included in Antero Midstream’s related proxy statement pursuant to Rule 14a-8 must send the proposal to Antero Midstream, c/o Yvette K. Schultz, at 1615 Wynkoop Street, Denver, Colorado, 80202, so that it is received no later than December 29, 2023. All such proposals should be in compliance with SEC rules and regulations. Antero Midstream will only include in its proxy materials those stockholder proposals that it receives before the deadline and that are proper for stockholder action.

Stockholder Proposals and Director Nominations for Presentation at the 2024 Annual Meeting But Not for Inclusion in 2024 Proxy Statement. In addition, any stockholder entitled to vote at Antero Midstream’s 2024 Annual Meeting of Stockholders may propose business (other than proposals to be included in Antero Midstream’s proxy materials) and director nominees to be included on the agenda of, and properly presented for action at, the 2024 Annual Meeting of Stockholders if written notice of such stockholder’s intent is given in accordance with the requirements of Antero Midstream’s bylaws and SEC rules and regulations. Any such proposal must be delivered in writing at the address shown previously in this section so it is received between February 6, 2024 and March 8, 2024; provided, however, that in the event that the date of Antero Midstream’s 2024 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the first anniversary date of this year’s Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of Antero Midstream’s 2024 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to Antero Midstream’s 2024

- 2023 Proxy Statement 76

Back to Contents

Annual Meeting of Stockholders or, if the first public announcement of the date of Antero Midstream’s 2024 Annual Meeting of Stockholders is less than 100 days prior to the date of Antero Midstream’s 2024 Annual Meeting of Stockholders, the 10th day following the day on which public announcement of the date of Antero Midstream’s 2024 Annual Meeting of Stockholders is first made by the Company.

Stockholder Proxy Solicitation for Shareholder Director Nominees. Any stockholder who intends to solicit proxies in support of any director nominees must comply with the content requirements of SEC Rule 14a-19 (the SEC’s universal proxy rule) at the time it complies with the earlier deadlines in the Company’s advance notice provisions of its bylaws. Thus, if a stockholder intends to solicit proxies in support of any director nominees submitted under the advance notice provisions of the Company’s bylaws for Antero Midstream’s 2024 Annual Meeting of Stockholders, then such stockholder must also provide proper written notice that sets forth all the information required by SEC Rule 14a-19 to the address shown previously in this section so that it is received between February 6, 2024 and March 8, 2024; provided, however, that if Antero Midstream’s 2024 Annual Meeting of Stockholder is called for a date that is more than 30 days before or more than 60 days after the first anniversary date of this year’s Annual Meeting, to be properly brought, timely notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the date of Antero Midstream’s 2024 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to Antero Midstream’s 2024 Annual Meeting of Stockholders or, if the first public announcement of the date of Antero Midstream’s 2024 Annual Meeting of Stockholders is less than 100 days prior to the date of Antero Midstream’s 2024 Annual Meeting of Stockholders, the 10th day following the day on which public announcement of the date of Antero Midstream’s 2024 Annual Meeting of Stockholders is first made by the Company. Further, in the event that Antero Midstream’s 2024 Annual Meeting of Stockholders is called for a date that is more than more than 30 days but less than 60 days after the first anniversary date of this year’s annual meeting date, to be properly brought, the notice by the stockholder must be received no later than the close of business on the later of the 60th day prior to the date of Antero Midstream’s 2024 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of Antero Midstream’s 2024 Annual Meeting of Stockholders is first made by the Company.

- 2023 Proxy Statement 77

Back to Contents

APPENDIX A

Amendment to Certificate of Incorporation

Additions to the Charter pursuant to the Exculpation Amendment contemplated by Proposal No. 4 are indicated below by bold, underlined text. The full text of the Company’s currently applicable Certificate of Incorporation was filed as an exhibit to the Company Annual Report on Form 10-K with the SEC on February 15, 2023.

The proposed Exculpation Amendment changes to the first and second paragraphs of Article NINTH are set forth below:

NINTH: No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director or officer of the Corporation is not personally liable as set forth in the preceding sentence, a director or officer of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director or officer, as applicable.

Any amendment, repeal or modification of this Article Ninth shall be prospective only and shall not affect any limitation on liability of a director or officer for acts or omissions occurring prior to the date of such amendment, repeal or modification.

- 2023 Proxy Statement 78

Back to Contents

Back to Contents

ANTERO MIDSTREAM CORPORATION
1615 WYNKOOP STREET
DENVER, CO 80202

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 5, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AM2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 5, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V09249-P88816 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANTERO MIDSTREAM CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Class I Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Peter A. Dea
02) W. Howard Keenan, Jr.
03) Janine J. McArdle

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Back to Contents

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

V09250-P88816

ANTERO MIDSTREAM CORPORATION
Annual Meeting of Stockholders
June 6, 2023 8:00 AM MDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Paul M. Rady, Michael N. Kennedy and Yvette K. Schultz, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ANTERO MIDSTREAM CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM MDT on June 6, 2023, at www.virtualshareholdermeeting.com/AM2023, and any adjournment or postponement thereof. Each of the appointed proxies is hereby authorized to vote in his or her discretion upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side